Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

REVERSE MORTGAGE SOLUTIONS, INC.,

as the Corporation,

WALTER INVESTMENT MANAGEMENT CORP.,

as Buyer,

JAM SPECIAL OPPORTUNITIES FUND, L.P.,

as the Principal Seller and the Sellers’ Representative,

and the

OTHER SELLERS LISTED ON THE SIGNATURE PAGES HERETO,

as the Other Stockholder Sellers

Dated as of August 31, 2012

i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF WIMC AND BUYER	37
5.1 Organization; Corporate Power	38
5.2 Authorization of Transaction	38
5.3 Governmental Approvals; Noncontravention	38
5.4 Stock Consideration	38
5.5 Brokers’ Fees	39
5.6 Compliance with Laws	39
5.7 Capitalization	39
5.8 Litigation	39
5.9 Reports; Financial Statements	39
5.10 Liabilities	40
5.11 Financing	40
5.12 No Previously Granted or Outstanding Registration Rights	40
5.13 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	41

ARTICLE 6 PRE-CLOSING COVENANTS	41
6.1 Conduct of the Business	41
6.2 Commercially Reasonable Efforts	44
6.3 Access to Information	45
6.4 Notices of Certain Events	45
6.5 Affiliate Transactions	46
6.6 Public Announcements	46
6.7 Monitoring Agreement; Right of First Refusal and Co-Sale Agreement; Consulting Agreement	46
6.8 Termination of Professional Employer Organization Agreements	46
6.9 Registration Statement; Listing	47
6.10 Allowable Transaction Expenses	49

ARTICLE 7 ADDITIONAL AGREEMENTS	49
7.1 Further Assurances	49
7.2 Confidentiality	49
7.3 Employee Benefits	50
7.4 Release	51
7.5 Non-Compete; Non-Solicit	52
7.6 Restated Financial Statements	53
7.7 Refinancing	53
7.8 Indemnification; Directors’ and Officers’ Insurance	54
7.9 Worker Adjustment Retraining Notification Act	55

ARTICLE 8 CONDITIONS TO THE CLOSING	55
8.1 Conditions to the Obligations of Each Party	55
8.2 Conditions to the Obligations of Buyer	55
8.3 Condition to the Obligation of the Sellers	56
8.4 Frustration of Closing Conditions	57

ARTICLE 9 CLOSING DELIVERIES	57
9.1 Delivery by the Sellers and the Corporation	57
9.2 Delivery by Buyer	58

ARTICLE 10 INDEMNIFICATION	58
10.1 General Indemnification	58
10.2 Survival	61
10.3 Limitation on Liability	62
10.4 Tax Indemnity	63
10.5 Tax Claims	64
10.6 Payment	65
10.7 Escrow	66
10.8 No Recourse	66
10.9 Effect of Knowledge on Indemnification	66
10.10 Exclusive Remedy	67

ARTICLE 11 TAX MATTERS	67
11.1 Responsibility for Filing Tax Returns	67
11.2 Cooperation	68
11.3 Refunds	68
11.4 Purchase Price Adjustment	68
11.5 Tax Sharing Agreements	68
11.6 Transfer Taxes	68

ARTICLE 12 TERMINATION	69
12.1 Termination	69
12.2 Effect of Termination	70

ARTICLE 13 MISCELLANEOUS	70
13.1 Notices	70
13.2 Amendments; No Waivers	71
13.3 Expenses	72
13.4 Sellers’ Representative	72
13.5 Successors and Assigns; Benefit	73
13.6 Governing Law	73
13.7 Resolution of Disputes	74
13.8 Severability	74
13.9 Table of Contents; Headings	74
13.10 Counterparts; Effectiveness	74
13.11 Entire Agreement	74
13.12 Specific Performance	75

DEFINED TERMS

AAA	Section 13.7
Accrued Bonus	Section 7.3(c)
Affiliate Contract	Section 6.5
Agreement	Preamble
Base Purchase Price	Section 2.2(a)
Benefit Plan	Section 3.18(a)
Buyer	Preamble
Buyer Representatives	Section 6.3(a)
Cash Consideration	Section 2.2(a)(i)
Closing	Section 2.3(a)
Closing Date	Section 2.3(b)
Common Stock	Section 3.3(a)
Continuing Employees	Section 7.3(a)
Controlled Group	Section 3.18(c)
Corporation	Preamble
D&O Indemnification Obligations	Section 7.4
DOJ	Section 6.2(c)
Effective Date	Preamble
Employees	Section 3.18(a)
ERISA	Section 3.18(a)
Escrow Account	Section 2.4(a)
Escrow Agent	Section 2.4(a)
Escrow Agreement	Section 2.4(b)
Escrow Amount	Section 2.4(a)
Existing Financing Facilities	Section 3.10(a)(x)
Financial Statements	Section 3.6(a)
FTC	Section 6.2(c)
General Survival Date	Section 10.2
HECM Loan Repurchase Obligations	Section 3.11(k)
Indemnification Agreement	Section 7.4
Indemnified Party	Section 10.1(c)
Indemnifying Party	Section 10.1(c)
Indemnity Cap	Section 10.3(a)
Insurance Policies	Section 3.14(a)
JAM Restricted Business	Section 7.5
Jurisdictions	Section 3.15(a)
Latest Balance Sheet	Section 3.6(a)
Leased Real Property	Section 3.9(b)
Leases	Section 3.9(b)
Material Contracts	Section 3.10(a)
Multiemployer Plan	Section 3.18(e)
New Plans	Section 7.3(a)
Notice of Loss	Section 10.1(c)
Other Parties	Section 3.10(b)

Other Stockholder Sellers	Preamble
PEO Benefit Plan	Section 3.18(b)
Post-Closing Period	Section 11.3(a)
Pre-Closing Period	Section 10.4(a)(i)
Preferred Stock	Section 3.3(a)
Principal Seller	Preamble
Purchase Price	Section 2.2(a)
Refinancing	Section 7.7
Registration Statement	Section 6.9(a)
Released Parties	Section 7.4
Released Party	Section 7.4
Restated Financial Statements	Section 7.6(a)
Restricted Business	Section 7.5
Right of First Refusal Agreement	Section 6.7(b)
Seller Fundamental Representations	Section 10.2
Seller Indemnified Parties	Section 10.1(b)
Seller Indemnified Party	Section 10.1(b)
Sellers	Preamble
Sellers’ Representative	Section 13.4(a)
Shares	Preamble
Stock Consideration	Section 2.2(a)(ii)
Stock Target	Section 2.2(a)(ii)
Straddle Period	Section 10.4(c)
Tax Claim	Section 10.5(a)
Termination Date	Section 12.1(b)
Termination List	Section 7.9
Third Party Claim	Section 10.1(d)
Threshold Amount	Section 10.3(a)
Transfer Taxes	Section 11.6
Wage and Benefits Continuation Period	Section 7.3(a)
WARN	Section 7.9
WIMC	Preamble
WIMC Fundamental Representations	Section 10.2
WIMC Indemnified Parties	Section 10.1(a)
WIMC Indemnified Party	Section 10.1(a)
WIMC Preferred Stock	Section 5.7
WIMC SEC Filings	Section 5.9

ANNEXES, EXHIBITS AND SCHEDULES

Annex A	Projected Year-to-Date Operating Income Calculations

Exhibit A	Form of Escrow Note
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Note
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of FIRPTA Certificate
Exhibit F	Form of Employment and Consulting Agreements

Schedule 2.2(b)	Sellers’ Allocations
Schedule 6.10	Preliminary and Final Closing Statement
Schedule 7.5(a)	Restricted Businesses

Year-to-Date Operating Income Schedules (referred to in Section 7.6)

Disclosure Schedules

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 31, 2012 (the “Effective Date”), by and among WALTER INVESTMENT MANAGEMENT CORP., a Maryland corporation (“WIMC”), Reverse Mortgage Solutions, Inc., a Delaware corporation (the “Corporation”), JAM SPECIAL OPPORTUNITIES FUND, L.P. (“Principal Seller”), and the stockholders listed on the signature pages hereto (the “Other Stockholder Sellers”, and together with Principal Seller, the “Sellers”).

WHEREAS, as of the Effective Date, the Sellers collectively own all of the outstanding shares of Common Stock (as defined below) and Preferred Stock (as defined below), in such amounts as are set forth opposite such Seller’s name on Schedule 2.2(b) attached hereto (the “Shares”);

WHEREAS, the Shares constitute one hundred percent (100%) of the outstanding Equity Interests in the Corporation; and

WHEREAS, WIMC and its permitted assignees under Section 13.5 (collectively, “Buyer”) desire to acquire the Shares from the Sellers, and the Sellers desire to sell the Shares to Buyer, all subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Capitalized terms used herein without definition have the respective meanings assigned in this Article 1.

“Action” means any lawsuit, claim, complaint, action, formal investigation or proceeding before or by any Governmental Entity.

“Adjustment Time” means the opening of business on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “under common control with” and “controlled by”), as used in the preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency” means any of Fannie Mae, Freddie Mac, Ginnie Mae, FHA, HUD, USDA Rural Development, the United States Department of Veterans Affairs (VA) or any applicable State Agency.

“Allowable Transaction Expenses” means the aggregate amount of Transaction Expenses not in excess of the Transaction Allowance.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the Corporation’s or any of its Subsidiaries’ origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage Loans, all contractual obligations of the Corporation or any of its Subsidiaries (including any contained in a Mortgage Loan document, any Servicing Agreement or any Agency guides, rules or procedures, including, without limitation, guides, rules and procedures relating to the origination, purchase, sale, securitization (including HMBSs) and servicing of Mortgage Loans).

“Books and Records” means all books of account and other books, accounts receivable and payable information, credit history, customer records, personnel records, financial records and other business and legal records of every kind whatsoever pertaining to the Business and the Corporation and/or its Subsidiaries.

“Business” means the business of the Corporation and its Subsidiaries as conducted and expected to be conducted by the Corporation and its Subsidiaries.

“Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in New York City, New York, generally are authorized or required by law or other governmental actions to close.

“Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Closing Statement” means a statement in the form of Schedule 6.10 delivered by the Sellers’ Representative to Buyer no less than two (2) Business Days prior to the Closing Date, setting forth all of the Transaction Expenses, Allowable Transaction Expenses, Excess Transaction Expenses and Persons to whom such amounts will be paid.

“Clayton Act” means the Clayton Act, as amended and the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of April 12, 2012 between Walter Investment Management Corp. and the Corporation.

“Consulting Agreement” means that certain Consulting Agreement dated as of March 29, 2007 between the Corporation and JEP.

“Contemplated Transactions” means the purchase and sale of the Shares and the other transactions contemplated under this Agreement and the other Transaction Documents.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing, having the economic effect of guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or any property constituting direct or indirect security therefor or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, solvency or other financial statement condition of the primary obligor, (iii) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business consistent with past practice. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract” means any contract, license, lease, arrangement, indenture, mortgage, note, bond, warrant, commitment, understanding or agreement (whether oral or written).

“Disclosure Schedules” means the disclosure schedules referenced in connection with this Agreement.

“DOL” means the United States Department of Labor.

“Environmental Laws” means any Laws regulating, relating to or imposing standards of conduct concerning protection of the environment or human health and safety.

“Equity Interests” means any capital stock, other equity interest, other ownership interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, other equity interests, or other ownership interests, or any other rights, warrants or options to acquire any of the foregoing securities or interests of or in any Person.

“Escrow Note” means a note issued by a Subsidiary of WIMC to the Sellers’ Representative in the aggregate principal amount of $9,000,000 (as such principal amount may be adjusted pursuant to Section 10.7 and the Escrow Agreement) in substantially the form attached hereto as Exhibit A.

“Excess Transaction Expenses” means the sum of (i) the Transaction Expenses, minus (ii) the Transaction Allowance; provided that if the foregoing produces a negative number, the Excess Transaction Expenses shall be equal to zero.

“Fair Market Value” means the fair market value of such asset(s) as reasonably determined in good faith by the board of directors of the Buyer; provided that if fair market value determined by the board of directors of the Buyer is less than 90% of the value determined by the Seller Representative in good faith and the Buyer and Seller Representative cannot agree on the fair market value, such dispute shall be resolved by arbitration conducted by a nationally recognized accounting firm serving as a single arbitrator. The arbitration shall be conducted as a “baseball-style” arbitration, in which Buyer, on the one hand, and the Seller Representative, on the other hand, present to the arbitrator each of their calculations of the disputed fair market value and the arbitrator is only permitted to select between one of the two presented fair market values in rendering its decision, shall be utilized in any arbitration between the parties. The arbitrator shall be jointly selected by Buyer and the Seller Representative and if they cannot agree on an arbitrator within 30 days of the dispute, the arbitrator shall be selected by the American Arbitration Association. The parties intend that the arbitrator will render its decision within 60 days following selection. The determination of the arbitrator shall be final and binding on the parties. Each party shall bear its own expenses in connection with any arbitration. The expenses of the arbitrator shall be borne by the party who the arbitrator determines has not prevailed.

“Federal Trade Commission Act” means the Federal Trade Commission Act, as amended, and the rules and regulations promulgated thereunder.

“Fannie Mae” means Fannie Mae, f/k/a the Federal National Mortgage Association, or any successor organization.

“FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“FHA Insurance” means an insurance policy issued by the FHA with respect to a loan under the applicable section of the National Housing Act, as amended.

“FHA Regulations” means regulations promulgated by HUD under the National Housing Act of 1934, as amended, codified in 24 Code of Federal Regulations, and other HUD issuances relating to mortgage loans insured by the FHA, including, without limitation, related handbooks, circulars, notices and mortgagee letters.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Ginnie Mae” means the Government National Mortgage Association, a wholly owned corporate instrumentality of the United States within HUD, or any successor thereto.

“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide and all amendments or additions thereto.

“Ginnie Mae II Custom MBS Program” as defined in the Ginnie Mae Mortgage-Backed Securities Guide and all amendments or additions thereto.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, state, municipal, local, foreign or other government, (ii) governmental or quasi governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.

“Guaranty Agreement” means with respect to each HMBS, the guaranty agreement executed by the related Ginnie Mae issuer and Ginnie Mae.

“HECM Loan” means a home equity conversion mortgage loan, commonly referred to as a “reverse mortgage,” including without limitation, reverse mortgages subject to FHA Insurance under the FHA’s Home Equity Conversion Program.

“HMBS” means a Ginnie Mae home equity conversion mortgage security backed by HECM Loan Participations under the umbrella of the Ginnie Mae II Custom MBS Program.

“HMBS Pools” means the HMBS pools set forth on Section 3.11(k) of the Disclosure Schedules.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HUD” means the United States Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.

“HUD Handbook” means the Regulations promulgated by HUD under the National Housing Act, codified in Title 24 of the Code of Federal Regulations, and other HUD issuances relating to HECM Loans, including, but not limited to, the HUD Home Equity Conversion Mortgage Handbook 4235.1 REV-1, HUD Handbook 4330.1 REV-5 and any subsequent revisions thereto and any other handbook or mortgagee letters, circulars, notices or other issuances issued by HUD applicable to the Mortgage Loans, as amended, modified, updated or supplemented from time to time.

“Indebtedness” means, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii) or (iv)-(ix) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person in respect of indebtedness and other obligations described in another clause of this definition, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement, (viii) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person and (ix) all accrued and unpaid interest on any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan or related Mortgaged Property.

“Intellectual Property” means all worldwide intellectual property rights of any kind, including (a) all inventions, patents and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names, internet domain names, and corporate names, including all goodwill associated therewith, (c) all copyrights and copyrighted works, and works of authorship including Software, (e) all trade secrets, know-how and confidential business information (including ideas, research and development), and (f) all applications, registrations, renewals, reissuances, continuations, continuations-in-part, divisions, extensions, reexaminations, and foreign counterparts of any of the foregoing.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investor” means any Person who owns or holds (a) Sold Mortgage Loans, or servicing rights related thereto, sold by the Corporation or any of its Subsidiaries or (b) Investor Mortgage Loans serviced by the Corporation or any of its Subsidiaries.

“Investor Mortgage Loan” means any mortgage loan, including a HECM Loan, serviced by the Corporation or any of its Subsidiaries pursuant to a Servicing Agreement that was not originated or purchased by the Corporation or any of its Subsidiaries, and that has not been repaid or refinanced.

“IRS” means the United States Internal Revenue Service.

“JAM Sellers” means JAM Special Opportunities Fund, L.P., RM Servicing Holdings, LLC, Tommy Moore, Jr., and Seymour Jacobs.

“JEP” means JAM Equity Partners, LLC, a Delaware limited liability company.

“Knowledge of the Buyer” means the actual knowledge of Mark J. O’Brien, Charles E. Cauthen, Denmar J. Dixon, Kimberly A. Perez and Stuart D. Boyd.

“Knowledge of the Corporation” means the actual knowledge of H. Marc Helm, Kevin J. Gherardi, Robert D. Yeary, Michael Kent, Michael Clendennen, Thomas Helm, Elly Johnson, Ralph Rosynek, Leslie Flynn, James Wright, Julia Hiller-Barrette, Minnie Farley and Donna Jett.

“Law” means any applicable foreign, federal, state, municipal or local law (including common law), statute, treaty, rule, directive, regulation, injunction, decree, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity.

“Liability” or “Liabilities” means liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect Indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.

“Lien” means, with respect to any property or asset, any lien, security interest, mortgage, pledge, charge, claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind, including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership, in respect of such property or asset, but shall not include any non-exclusive Intellectual Property licenses in the ordinary course of business consistent with past practice which are listed on Section 3.10(a)(xiii) of the Disclosure Schedules.

“Lock-Up Agreement” means that Lock-Up Agreement among WIMC and the Special Sellers with respect to the Stock Consideration (if any) in substantially the form attached hereto as Exhibit B.

“Losses” means any actual losses, damages, deficiencies, Liabilities, assessments, fines, penalties, judgments, actions, claims, costs, disbursements, fees, expenses or settlements of any kind or nature, including reasonable legal, accounting and other professional fees and expenses.

“Material Adverse Effect” shall mean any event, condition, development, circumstances, fact, change, occurrence or effect that, individually or in the aggregate with other events, conditions, developments, circumstances, facts, changes, occurrences or effects, has (i) had or is reasonably likely to give rise to a material impact on the condition (financial or otherwise), earnings, operations, assets or Liabilities of the Corporation and its Subsidiaries (taken as a whole) or (ii) a material adverse effect on the ability of the Corporation to consummate the Contemplated Transactions or perform its obligations under this Agreement, except in each case to the extent such events, conditions, developments, circumstances, facts, changes, occurrences or effects result from (a) changes, after the Effective Date, in general economic conditions in the United States or the securities or banking markets in the United States, (b) changes, after the Effective Date, in GAAP, (c) the taking of any action required by this Agreement, (d) changes after the date hereof that are generally applicable to the industries or markets in which the Corporation or any of its Subsidiaries operate, excluding such changes that result from changes to the laws, regulations, rules or practices applicable to reverse mortgage programs operated by FHA, HUD, Fannie Mae, VA or Ginnie Mae in effect on the Effective Date, and (e) national or international political conditions, including the commencement, continuation or escalation of war or material armed hostilities, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; provided, however, the exceptions in clauses (a) and (b) shall not apply to the extent such events, conditions, developments, circumstances, facts, changes, occurrences or effects have a disproportionate effect on the Corporation and its Subsidiaries, taken as a whole, relative to other companies operating in the businesses in which the Corporation and its Subsidiaries (taken as a whole) operate. The term “Material Adverse Effect” shall not include (x) any adverse change in or effect on the Business that is cured by the Sellers before the earlier of (1) the Closing and (2) the date on which this Agreement is terminated pursuant to Section 12.1, or (y) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast.

“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or Equity Interests representing at least five percent (5%) of the outstanding Equity Interests in a Person.

“Monitoring Agreement” means that certain Monitoring Agreement dated as of March 29, 2007, between the Corporation and JEP.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a lien on real property.

“Mortgage Loan” means any Warehouse Loan, Sold Mortgage Loan, HECM Loan or Investor Mortgage Loan, as applicable.

“Notes” means the notes issued by a Subsidiary of WIMC to the Sellers in the aggregate principal amount of $26,000,000 in substantially the form attached hereto as Exhibit C.

“Order” means any judgment, writ, decree, determination, award, compliance agreement, settlement agreement, injunction, ruling, judicial or administrative order, determination or other restriction of any Governmental Entity or arbitrator.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Participations” means the participation interests in the HECM Loans (including the uncertificated portion of any HECM Loan) created from time to time by the Guaranty Agreement.

“Permitted Liens” means (i) mechanics’, materialmen’s, carriers’, repairers’ and similar statutory Liens imposed by applicable Law arising or incurred in the ordinary course of business for amounts that (a) are not delinquent or (b) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) incurred in the ordinary course of business that do not materially interfere with the Corporation’s or any of its Subsidiaries’ present use, occupancy or operation of such real property and (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by, and do not adversely affect the Corporation’s or any of its Subsidiaries’ present use, occupancy or operations of such real property.

“Permits” means, collectively, all licenses, certificates, registrations, consents, Orders, franchises, permits, approvals or other similar authorizations issued, granted or approved by any Agency or Governmental Entity in connection with the operation of the Corporation and each of its subsidiaries, together with all renewals or modifications thereof.

“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“PMI” means the default insurance provided by private mortgage insurance companies.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, demand, hearing, inquiry, audit or investigation by or before any Governmental Entity or arbitral tribunal.

“Professional Employer Organization” means any professional employer organization or similar entity that provides payroll, benefits and other related administrative functions on behalf of the Corporation through a co-employment relationship or employee leasing arrangement.

“Related Person” means, with respect to an entity, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, member, manager, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii).

“Required Consents” means those consents and approvals set forth in Schedule 8.1(a) attached hereto.

“REO Property” means real estate, owned property and chattels resulting from the foreclosure or repossession of such property by the Corporation or any of its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Schedules” means all schedules, including the Disclosure Schedules, referenced in connection with this Agreement.

“Sellers’ Representative Reserves” means $100,000, which shall be used by the Sellers’ Representative to pay expenses incurred by it in carrying out its duties under this Agreement.

“Serviced Loan” means any Mortgage Loan, chattel loan or other loan for which the Corporation or any of its Subsidiaries is acting as a servicer under a Servicing Agreement.

“Servicing Advances” means servicing advances for delinquent principal, interest, tax or insurance payments or for property protection expenses or other servicing advances of any type.

“Servicing Agreement” means, any Contract and any amendments thereto pursuant to which the Corporation or any of its Subsidiaries is obligated to a third party to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, and to foreclose, repossess or liquidate collateral after default, or serve as a subservicer to perform any of the foregoing activities, for any Mortgage Loan.

“Servicing Compensation” shall mean all compensation paid to the Corporation or any of its Subsidiaries under the Servicing Agreements, or other applicable documents for servicing and administrative duties relating to Sold Mortgage Loans or Investor Mortgage Loans, including, without limitation, all late fees, loss mitigation and modification fees, non-sufficient funds fees, investment income and other similar payments relating to the foregoing, all required reimbursements of Servicing Advances and other ancillary income.

“Servicing Rights” shall mean, with respect to each Serviced Loan, any and all of the following: (a) any and all rights and obligations to service such Serviced Loans; (b) all Servicing Compensation or moneys payable to the Corporation or any of its Subsidiaries; (c) all Contracts or documents creating, defining or evidencing any such rights of the Corporation or any of its Subsidiaries to the extent they relate to such rights; (d) all escrow payments or other similar payments with respect to such Serviced Loans and any amounts actually collected and held by the Corporation or any of its Subsidiaries with respect thereto (to the extent not the property of the related borrower); (e) all accounts and other rights to payments related to any of the property described in this paragraph, (f) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to such Serviced Loan or pertaining to the past, present or prospective servicing of such Serviced Loan and all rights to reimbursement for Servicing Advances.

“Sherman Act” means the Sherman Anti-Trust Act of 1890, as amended and the rules and regulations promulgated thereunder.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, websites, web widgets, code and related algorithms, file documentation and all other tangible embodiments thereof.

“Special Sellers” means the Other Stockholder Sellers who are not JAM Sellers.

“Sold Mortgage Loan” means any mortgage loan, including a HECM Loan, serviced by the Corporation or any of its Subsidiaries pursuant to a Servicing Agreement, other than a Warehouse Loan, that was originated or purchased and subsequently sold in a whole loan sale or securitization (whether treated as a sale or not under GAAP) by the Corporation or any of its Subsidiaries and that has not been repaid or refinanced.

“State Agency” means any state agency or other Governmental Entity with authority to regulate the activities of the Corporation or any of its Subsidiaries relating to the origination or servicing of Mortgage Loans or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by the Corporation or any of its Subsidiaries.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Systems” means computer hardware, computer networks, systems and other computer, information technology, and telecommunications assets and equipment.

“Tax” means all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties , fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Allowance” means $1,500,000.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Lock-Up Agreement, the Note, the Escrow Note, and any other agreement, certificate or writing delivered in connection with this Agreement, including those delivered at the Closing.

“Transaction Expenses” means, without duplication, whether paid or unpaid at Closing, (i) all fees and expenses of investment bankers, independent public accountants, outside legal counsel and other third party advisors, consultants and service providers incurred by or on behalf of the Corporation, any of the Corporation’s Subsidiaries or Sellers related to or arising out of the preparation, negotiation, execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the Contemplated Transactions, other than all activities, fees and expenses referred to in clause (ii), (ii) one-half (50%) of the fees and expenses of independent public accountants incurred by or on behalf of the Corporation or any of its Subsidiaries related to or arising out of the restatement of the Corporation’s consolidated financial statements in accordance with the requirements of GAAP as applied by WIMC, (iii) all costs of obtaining all consents, waivers, change of control approvals or other authorizations required to be obtained from any Governmental Entity or third party in order for the Corporation to continue to operate on and after the Closing Date, (iv) all filing fees in connection with filings made by the Company under the HSR Act and (v) all amounts due and payable to JEP by the Corporation under the Consulting Agreement.

“USDA Rural Development” means the United States Department of Agricultural Rural Development.

“Warehouse Facility” means a revolving credit facility used to finance Warehouse Loans.

“WIMC First Lien Credit Agreement” means that certain first lien credit agreement, dated as of July 1, 2011, among WIMC, the lenders party thereto, Credit Suisse AG, as administrative agent, and the other parties party thereto (as amended, supplemented or otherwise modified).

“WIMC Second Lien Credit Agreement” means that certain second lien credit agreement, dated as of July 1, 2011, among WIMC, the lenders party thereto, Credit Suisse AG, as administrative agent, and the other parties party thereto (as amended, supplemented or otherwise modified).

“Warehouse Loan” means a mortgage loan, including a HECM Loan, secured by a Mortgage that, as of the Adjustment Time, is owned or was financed under a Warehouse Facility by the Corporation or any of its Subsidiaries and is not a Sold Mortgage Loan.

“WIMC Average Trading Price” means the average closing price of a share of WIMC Common Stock, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as Buyer and Sellers’ Representative shall agree in writing), for the period of time commencing August 20, 2012 and ending on the Business Day before the Effective Date.

“WIMC Common Stock” means the common stock of WIMC, par value $0.01 per share.

1.2 Construction. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between language or amounts contained in the body of this Agreement and language or amounts contained in the Exhibits or Annexes attached hereto, the language or amounts in the body of the Agreement shall control. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit, Annex or Schedule to this Agreement.

ARTICLE 2

PURCHASE AND SALE; PURCHASE PRICE; ESCROW; ADJUSTMENTS

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at Closing, each Seller shall sell and transfer to Buyer, and Buyer shall purchase and acquire from each Seller, all Shares held by such Seller, free and clear of all Liens.

2.2 Consideration.

(a) Subject to the terms and conditions of this Agreement, the aggregate consideration for the Shares (including any accrued and unpaid dividends on the Shares) shall be $120,000,000 Dollars (the “Base Purchase Price”), as adjusted pursuant to Sections 2.2(b) through (d) (the Base Purchase Price, as adjusted, the “Purchase Price”) payable as follows:

(i) $60,000,000 in cash (the “Cash Consideration”);

(ii) A number of shares of WIMC Common Stock equal to $25,000,000 (“Stock Target”), calculated by dividing $25,000,000 by the WIMC Average Trading Price (the “Stock Consideration”);

(iii) the Notes; and

(iv) the Escrow Note.

(b) At Closing:

(i) Buyer shall pay or deliver to the Sellers as follows:

(A)	Each Seller’s share of the Cash Consideration as set forth on Schedule 2.2(b)(i)(A)attached hereto, which amount has been appropriately reduced by (A) such Seller’s share of the Excess Transaction Expenses and (B) such Seller’s share of the Sellers’ Representative Reserves;

(B)	Each Seller’s share of the Stock Consideration as set forth on Schedule 2.2(b)(i)(B) attached hereto free and clear of all Liens; and

(C)	Issue and deliver to each Seller a note representing his or its share of the Notes as set forth on Schedule 2.2(b)(i)(C) attached hereto.

(ii) Buyer shall deliver to the Escrow Agent the Escrow Note.

(iii) Buyer shall pay to the Sellers’ Representative the Sellers’ Representative Reserves.

(c) At Closing, Buyer shall pay, or cause to be paid, on behalf of the Corporation, its Subsidiaries and the Sellers, an aggregate amount not to exceed the Excess Transaction Expenses, if any, in the amounts and to the Persons set forth on the Closing Statement in satisfaction of Excess Transaction Expenses, if any.

(d) If WIMC declares a dividend on WIMC Common Stock in which the Sellers are allowed to participate prior to the Closing Date, the Cash Consideration, the Stock Consideration, the principal amount of the Notes or any combination thereof, in the Buyer’s sole discretion, will be reduced by an amount equal to:

(i) if and to the extent such dividend is to be paid in cash, the aggregate amount of the cash to be received by the Sellers pursuant to such dividend;

(ii) if and to the extent such dividend is to be paid in WIMC Common Stock, the product of (1) the WIMC Average Trading Price, multiplied by (2) the number of shares of WIMC Common Stock to be received by the Sellers pursuant to such dividend; and

(iii) if and to the extent such dividend is to be paid in the form of property other than cash and WIMC Common Stock, the Fair Market Value of such property to be received by the Sellers pursuant to such dividend.

(e) All cash payments to Sellers at Closing and the cash payment of any and Excess Transaction Expenses on behalf of the Corporation and its Subsidiaries shall be made by wire transfer of immediately available funds to such accounts designated by Sellers’ Representative to Buyer in writing at least two (2) Business Days prior to the Closing Date.

2.3 Closing.

(a) On the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares and delivery of all of the other closing deliveries required by Sections 9.1 and 9.2 shall take place at a closing at the offices of Simpson Thacher & Bartlett LLP, located at 425 Lexington Avenue, New York, NY 10017 (the “Closing”).

(b) The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”. The Closing Date shall be the date that is three (3) Business Days after satisfaction or waiver of the conditions set forth in Article 8 (excluding conditions that, by their terms, cannot be satisfied until Closing but subject to the satisfaction or waiver of those conditions), or the Closing may be consummated on such other date (or such other place) as Buyer and Sellers’ Representative may mutually agree.

2.4 Escrow Amount.

(a) At Closing, $9 million shall be withheld by Buyer from the Base Purchase Price payable to the Sellers in the form of the Escrow Note (such amount payable under the Escrow Note shall be referred to as the “Escrow Amount”). Buyer shall deposit the Escrow Note into an escrow account (the “Escrow Account”) with JPMorgan Chase Bank, National Association or such other escrow agent mutually selected by Buyer and the Sellers’ Representative (the “Escrow Agent”) as security for the indemnification obligations of the Sellers set forth in Article 10.

(b) The Escrow Note will be held and released, or any funds in the Escrow Account will be held and disbursed, by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement to be entered into at Closing among Buyer, the Sellers and the Escrow Agent substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”).

2.5 Withholding. If Buyer becomes aware that any Taxes are required to be withheld from any amounts payable by Buyer to any Seller under this Agreement pursuant to any applicable Tax Law, Buyer shall promptly (but in no event later than three (3) Business Days prior to the time of such withholding) notify the applicable Seller, and Buyer and such Seller shall discuss the requirement for such withholding in good faith. Buyer shall be entitled to deduct and withhold from amounts otherwise payable to any Seller under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. If Buyer so withholds (or causes to be withheld) any such amounts it shall pay over such withheld amounts to the applicable Governmental Entity, and such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller. For the avoidance of doubt, Buyer shall have the right to withhold amounts required by Section 1445 of the Code unless the Corporation has provided a valid certificate in the form of Exhibit E at Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

AND THE CORPORATION

Except as set forth on the Disclosure Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Sellers and the Corporation severally, and not jointly, represent and warrant to Buyer as follows; it being understood and agreed that (i) the JAM Sellers are making only the representations and warranties in Sections 3.3 and 3.20 and (ii) the Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 3, and the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this Article 3 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1 Authorization. The Corporation has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. All necessary action, corporate or otherwise, has been taken by the Corporation to authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is or will be a party and the Contemplated Transactions. This Agreement and each Transaction Document to which the Corporation is or will be a party constitutes the valid and legally binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

3.2 Organization.

(a) The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to own, lease and operate the Corporation’s properties, rights and assets and to carry out the Business as now conducted. The Corporation and each of its Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Corporation or such Subsidiary or the nature and/or conduct of the Corporation’s or such Subsidiary’s, as applicable, business makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Correct and complete copies of the charter and bylaws of the Corporation (as amended to date) have been provided to Buyer prior to the Effective Date.

3.3 Capitalization.

(a) The authorized capital stock of the Corporation consists of 23,000,000 common shares, par value $0.00000001 per share (the “Common Stock”), which consists of 20,500,000 shares of voting Common Stock and 2,500,000 shares of non-voting Common Stock and 10,000,000 shares of preferred stock, par value $0.00000001 (the “Preferred Stock”). 7,500,000 shares of voting Common Stock and 9,615,384 shares of Preferred Stock are issued and outstanding. No shares of Common Stock or Preferred Stock are held in treasury. Prior to Closing, each share of issued and outstanding Preferred Stock will be converted into one share of Common Stock and any accrued, but undeclared, dividends on the Preferred Stock will be extinguished in accordance with the Corporation's Amended and Restated Certificate of Incorporation.

(b) All of the Shares are duly authorized, validly issued, fully paid and nonassessable, are held of record and owned beneficially by Sellers in the amounts set forth in Section 3.3(b) of the Disclosure Schedules, and have not been issued in violation of any preemptive rights, rights of first refusal, rights of first offer or similar rights of any Person. The offer, sale and issuance of the outstanding Equity Interests of the Corporation have been made in compliance with all applicable federal securities laws and state securities or “blue sky” laws.

(c) Other than the Shares and except as set forth in Section 3.3(c) of the Disclosure Schedules, there are no outstanding voting or non-voting securities of the Corporation, stock appreciation, phantom stock, performance units or similar rights with respect to the Corporation, securities of the Corporation convertible into or changeable for voting or non-voting securities, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts that could require the Corporation to issue, sell, or otherwise cause to become outstanding any Equity Interest in the Corporation, and no authorization therefore has been given. There are no outstanding obligations of the Corporation to repurchase, redeem or otherwise acquire any of the Corporation’s capital stock. Except as set forth in Section 3.3(c) of the Disclosure Schedules, there are no stockholders’ agreements or voting trusts, proxies or other agreements or understandings to which the Corporation is a party or by which it is bound with respect to the voting, transfer or other disposition of Equity Interests of the Corporation or otherwise related to any Equity Interest of the Corporation or relating to the rights of any Person, whether or not an equityholder, to any proceeds, income, revenue or other economic entitlement in respect of the Corporation. No bonds, debentures or other Indebtedness of the Corporation have the right to vote (or are convertible or exchangeable into securities having the right to vote) on any matters on which the equityholders of the Corporation may vote.

(d) Except for trade payables and other current liabilities incurred in the ordinary course of business that are not more than three months past due, Section 3.3(d) of the Disclosure Schedules contains a complete and accurate list of all outstanding Indebtedness of the Corporation and its Subsidiaries as of the Effective Date, including all amounts outstanding with respect thereto.

3.4 Subsidiaries.

(a) Section 3.4(a) of the Disclosure Schedules sets forth a correct and complete list of the Corporation’s Subsidiaries. Each such Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (as set forth in Section 3.4(a) of the Disclosure Schedules) and has full corporate power and authority to own, lease and operate its properties, rights and assets and to carry out its business as now conducted. Correct and complete copies of the Governing Documents of each of the Corporation’s Subsidiaries (as amended to date) have been provided to Buyer prior to the Effective Date.

(b) The authorized capital stock or other Equity Interests of each of the Corporation’s Subsidiaries is set forth in Section 3.4(b) of the Disclosure Schedules. Except as set forth in Section 3.4(b) of the Disclosure Schedules, the Corporation owns, directly or indirectly, all of the issued and outstanding shares or other Equity Interests of each of its Subsidiaries, free and clear of Liens, and has the right to exercise all voting and other rights over such Equity Interests. All of the outstanding shares or other Equity Interests of the Corporation’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive rights, rights of first refusal, rights of first offer or similar rights of any Person.

(c) Other than the Equity Interests set forth in Section 3.4(b) of the Disclosure Schedules, there are no outstanding voting or non-voting securities of the Corporation’s Subsidiaries, stock appreciation, phantom stock, performance units or similar rights with respect to the Corporation’s Subsidiaries, securities of the Corporation’s Subsidiaries convertible into or exchangeable for voting or non-voting securities, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts that could require any of the Corporation’s Subsidiaries to issue, sell, or otherwise cause to become outstanding any Equity Interest in the Corporation’s Subsidiaries, and no authorization therefor has been given. There are no outstanding obligations of any of the Corporation’s Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other Equity Interests of any of the Corporation’s Subsidiaries. No bonds, debentures or other Indebtedness of the Corporation’s Subsidiaries have the right to vote (or are convertible or exchangeable into securities having the right to vote) on any matters on which the equityholders of the Corporation’s Subsidiaries may vote.

(d) Neither the Corporation nor its Subsidiaries has any interest in, nor has the Corporation or any of its Subsidiaries agreed to acquire an interest (including any Equity Interests) in, provide a loan or capital contribution to, or merge or consolidate with, a corporate body or any other Person (other than any such transactions among the Corporation and its Subsidiaries).

3.5 Governmental Approvals; Noncontravention.

(a) Except as set forth in Section 3.5(a) of the Disclosure Schedules, no consents, waivers, approvals, licenses, permits, Orders, Actions or non-actions of, or filings, notifications, declarations or registrations with, any Agency or Governmental Entity are necessary for the execution, delivery or performance by the Corporation of this Agreement or any other Transaction Document to which the Corporation or any of its Subsidiaries is or will be a party or the Contemplated Transactions, except for compliance with the applicable requirements of the HSR Act.

(b) The execution, delivery and performance by the Corporation of this Agreement and the other Transaction Documents to which the Corporation is a party, and the consummation by the Corporation (and to the extent applicable, its Subsidiaries) of the Contemplated Transactions, does not and shall not (i) violate or conflict with any Laws or Orders to which the Corporation may be subject, (ii) constitute a violation or breach of, be in conflict with, constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) of any obligation under any Contract or other agreement to which the Corporation is a party or to which the Corporation is subject or by which its properties, assets or rights are bound, (iii) result in the creation or imposition of any Lien upon the Corporation or any of its Subsidiaries, any of the Corporation’s or its Subsidiaries’ assets, rights or properties or any Shares or (iv) violate any provision of the charter and bylaws of the Corporation and the Governing Documents of the Corporation’s Subsidiaries, except, in the case of clause (ii) for such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole.

3.6 Financial Statements; No Undisclosed Liabilities.

(a) The Corporation has previously furnished or made available to Buyer the following financial statements (the “Financial Statements”) of the Corporation: (i) the audited consolidated balance sheets of the Corporation and its Subsidiaries as of (x) December 31, 2011 (the “Latest Balance Sheet”) and (y) December 31, 2010, and December 31, 2009; (ii) the audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Corporation and its Subsidiaries (including any related notes) for each of the years ended December 31, 2011, December 31, 2010, and December 31, 2009; and (c) the unaudited consolidated financial statements of the Corporation and its Subsidiaries for each of the months in 2012 ended prior to the Effective Date, together with, in the case of each financial statement referred to in clause (i) and (ii), the reports thereon of McConnell & Jones LLP. The balance sheets included in the Financial Statements fairly present, in all material respects, the financial condition of the Corporation as of the date thereof, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of operations and changes in financial condition of the Corporation and its Subsidiaries for the periods presented therein in accordance with GAAP, applied by the Corporation on a consistent basis during the periods involved, except as otherwise indicated in the notes thereto.

(b) Except as set forth on the Financial Statements, neither the Corporation nor any of its Subsidiaries has any Indebtedness, obligations or Liabilities of any kind (whether accrued, absolute, contingent or otherwise) which is of a nature required by GAAP to be reflected in a balance sheet and, in the case of audited balance sheets, the notes thereto, and which is not accrued or reserved against in the Latest Balance Sheet, or other than liabilities or obligations (i) otherwise specifically disclosed in this Agreement or in the Disclosure Schedules hereto or (ii) that are not, individually or in the aggregate, material to the Corporation and its Subsidiaries, taken as a whole.

3.7 Accounting Controls. The Corporation and its Subsidiaries have devised and maintained systems of internal accounting controls which are sufficient to provide reasonable assurances that (a) all material transactions are executed in accordance with its management’s general or specific authorization; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP except for those transactions requiring restatement for HMBS Pools issued by the Corporation and any other criteria applicable to such statements and to maintain asset accountability; (c) access to its material property and material assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels thereof at reasonable intervals and appropriate action is taken with respect to any variances.

3.8 Absence of Changes.

(a) Since December 31, 2011, except as set forth in Section 3.8(a) of the Disclosure Schedules, the Corporation and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been any change, condition, circumstance, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since December 31, 2011, except as set forth in Section 3.8(b) of the Disclosure Schedules, neither the Corporation nor any of its Subsidiaries has made any payments or distributions in the form of (i) payments to any third parties other than in the ordinary course of business consistent with past practices, (ii) dividends, or (iii) payments to Related Persons.

3.9 Real Property.

(a) Other than REO Property, neither the Corporation nor any of its Subsidiaries owns any real property.

(b) Section 3.9(b) of the Disclosure Schedules describes in reasonable detail all real property leased or subleased to or by the Corporation or any of its Subsidiaries (collectively, the “Leased Real Property”). The Corporation has delivered to Buyer correct and complete copies of the leases and subleases and all amendments, modifications, assignments, extensions and agreements relating to the Leased Real Property (collectively, the “Leases”). With respect to each Lease listed in Section 3.9(b) of the Disclosure Schedules:

(i) Each Lease is in full force and effect and is binding and enforceable against each of the parties thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and general principles of equity.

(ii) The Corporation and its Subsidiaries have not assigned, sublet, transferred or conveyed any interest in the leasehold, and each Lease constitutes the entire agreement to which the Corporation or its Subsidiaries, as the case may be, is a party with respect to the Leased Real Property leased thereunder.

(iii) The Corporation and/or its Subsidiaries have good and valid title to the leasehold estate in the Leased Real Property for the full terms of the Leases, free and clear of any Liens, other than Permitted Liens.

(iv) Each Lease shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

(v) Neither the Corporation nor its Subsidiaries is in default under any Lease, and to the Knowledge of the Corporation, (A) no other party to any Lease is in default thereunder, (B) no party to any Lease has repudiated any provision thereof and (C) no event has occurred which, with notice or lapse of time, would constitute a breach or a default or permit termination, modification, or acceleration under any Lease.

(vi) The Leased Real Property constitutes all real property used or occupied by the Corporation and its Subsidiaries in connection with the operation of the Business.

(vii) Except as set forth in Section 3.9(b)(vii) of the Disclosure Schedules, there are no repair, replacement or restoration obligations owed under the Leases.

(viii) There are no change of control provisions in any of the Leases.

3.10 Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedules sets forth a correct and complete list of each of the following Contracts (or a description thereof, in the case of oral Contracts) to which the Corporation or any of its Subsidiaries is a party or by which any of them or their properties, rights or assets are bound and which are in effect on the Effective Date:

(i) any Contract that is or is reasonably likely to require expenditures (including capital expenditures) or payments to or from the Corporation or any of its Subsidiaries in excess of $50,000, individually or in the aggregate, in any calendar year, other than those that can be terminated without premium or penalty by the Corporation or its Subsidiaries upon not more than one hundred and twenty (120) days’ notice;

(ii) all Contracts involving any material resolution or settlement of any actual or threatened, in writing, litigation, arbitration, claim or other dispute;

(iii) all Contracts which contain restrictions with respect to the payment of dividends or any other distribution in respect of the Equity Interests of the Corporation or any of its Subsidiaries;

(iv) all Contracts pursuant to which the Corporation or any of its Subsidiaries has an obligation to make an investment in or loan to any Person, in each case, other than in the ordinary course of the origination or loan servicing businesses of the Corporation or any of its Subsidiaries consistent with past practice;

(v) any Contract under which the Corporation or any of its Subsidiaries is obligated to sell or lease as lessor real or personal property having a value in excess of $50,000 in any single given annual period;

(vi) any Contract that contains a covenant not to compete applicable to the Corporation or any of its Subsidiaries or any of their Affiliates by virtue of such affiliation or that binds the Corporation or any of its Subsidiaries to any exclusive business arrangements or licenses;

(vii) any Contract granting a customer of the Corporation or any of its Subsidiaries “most favored nation” or similar terms (whether in respect of pricing or otherwise);

(viii) any management, distributor, consultant, representative, financial advisory, broker or similar type of Contract and any Contract with any investment or commercial bank, that is not terminable by the Corporation or any of its Subsidiaries at will and without liability;

(ix) any joint venture, partnership, strategic alliance or teaming Contract or other similar co-ownership or joint management agreements involving a sharing of profits, losses, costs or liabilities by the Corporation or any of its Subsidiaries with any Person (other than the Corporation or any of its Subsidiaries);

(x) any Contract under which the Corporation or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) (x) indebtedness for borrowed money, including, without limitation Warehouse Facilities and/or any financing arrangements with respect to the Servicing Rights and Servicing Advances of the Corporation or any of its Subsidiaries (“Existing Financing Facilities”), or (y) other Indebtedness which, individually or in the aggregate, exceeds $50,000, (B) granted a Lien on its assets, whether tangible or intangible, to secure Indebtedness or (C) extended credit to any Person;

(xi) any Affiliate Contract and any Contract between any Seller or its Related Persons, on the one hand, and any Employee, on the other hand;

(xii) any collective bargaining, labor or similar Contract and any Contract between the Corporation or any of its Subsidiaries and any Professional Employer Organization;

(xiii) any Contract related to Intellectual Property used in the operation of the Corporation’s or any Subsidiary’s business, other than unmodified, commercially available, off-the-shelf, shrink-wrap, click-wrap or non-exclusive software licenses with an aggregate value of less than $100,000;

(xiv) any Contract with any Agency or Governmental Entity (whether as prime contractor, subcontractor or otherwise), including any performance bonds or similar arrangements related thereto;

(xv) any stock purchase, asset purchase, merger, consolidation or other acquisition or divestiture agreement relating to the acquisition, lease, license, disposition or consolidation by the Corporation or any of its Subsidiaries of assets (other than in the ordinary course of business consistent with past practice), properties, rights or any capital stock or other Equity Interests of any Person (x) providing for any indemnification, guaranty or surety obligation of the Corporation or any of its Subsidiaries or (y) with a fair market value in excess of $50,000;

(xvi) any stockholders’ or similar Contract, or Contract relating to the establishment, management or control of any joint venture or strategic alliance;

(xvii) any Servicing Agreement;

(xviii) any Contract the termination of which would reasonably be expected to have a Material Adverse Effect; and

(xix) any outstanding written commitment to enter into any Contract of the type described in subsection (i) through (xviii) of this Section 3.10(a).

All Contracts set forth in Section 3.10(a) of the Disclosure Schedules and any Contract required to be set forth therein, but omitted therefrom are referred to herein as “Material Contracts.” The Corporation has made available to Buyer a correct and complete copy of each Material Contract (including any and all amendments and other modifications to such Contract) prior to the Effective Date.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedules, (i) each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Corporation or its Subsidiary, as applicable, and is enforceable against the Corporation or its Subsidiary, as applicable, in accordance with its terms, and, to the Knowledge of the Corporation, is the legal, valid and binding obligation of the other parties thereto (the “Other Parties”), and (ii) neither the Corporation nor any of its Subsidiaries or, to the Knowledge of the Corporation, any of the Other Parties to any Material Contract is, or is alleged to be, in breach, violation or default, and, to the Knowledge of the Corporation, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by any such party, or permit termination, modification or acceleration by the Other Parties, under such Material Contract.

(c) Neither the Corporation nor any of its Subsidiaries has waived any right it may have under any Material Contract. No party has provided any written or oral notice of any intention to terminate, modify or accelerate any Material Contract.

(d) No consent of any other party to any Material Contract is required in connection with the performance of this Agreement.

3.11 Servicing Matters.

(a) Either the Corporation or one of its Subsidiaries acts as loan servicer or subservicer under each of the Servicing Agreements set forth on Section 3.10(a)(xvii) of the Disclosure Schedules and neither the Corporation nor any of its Subsidiaries acts as a loan servicer or loan subservicer except pursuant to a Servicing Agreement set forth on Section 3.10(a)(xvii) of the Disclosure Schedules. Section 3.10(a)(xvii) of the Disclosure Schedules sets forth, for each Servicing Agreement in effect on the Effective Date, the name of the applicable securitization transaction or third party for whom the Serviced Loans are serviced and such other details regarding such Servicing Agreement as are indicated in the column headings thereon. The Corporation has made available to Buyer true and complete copies of all written Servicing Agreements to which the Corporation or any of its Subsidiaries is a party as of the Effective Date. None of the Corporation or any of its Subsidiaries has engaged subservicers (other than: (i) the Corporation or one of its Subsidiaries or (ii) customary third party contractors such as property preservation filed contractors and realtors) in the servicing of any loans for which it acts as loan servicer other than third party collection agencies to collect deficiencies after foreclosure or repossession.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedules, the Corporation and its Subsidiaries have been during the last three (3) years, and are, in compliance in all material respects with all Applicable Requirements applicable to it, its assets and its conduct of business. Each of the Corporation and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, in each case in all material respects, all reports that any Investor, Insurer, Agency or Governmental Entity, or other third party requires that it file with respect to its business. To the Knowledge of the Corporation, the Corporation and its Subsidiaries have not done or caused to be done, or have not failed or omitted to do, any act, the effect of which would operate to invalidate or materially impair (1) any private mortgage insurance or commitment of any private mortgage insurer to insure, (2) any title insurance policy, (3) any hazard insurance policy, (4) any flood insurance policy, (5) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, or (6) any surety or guaranty agreement, in each case applicable to the Mortgage Loans.

(c) No Agency, Investor or Insurer has (x) claimed in writing that the Corporation or any of its Subsidiaries has violated or has not complied with the representations and warranties applicable with respect to any Sold Mortgage Loans originated or purchased and subsequently sold, in each case, after February 21, 2007, or Warehouse Loans, or with respect to any sale of mortgage servicing rights to an Investor or (y) imposed restrictions on the activities (including commitment authority, but excluding for purposes of this representation "up to" grants of commitment authority by Ginnie Mae) of the Corporation or any of its Subsidiaries.

(d) Since February 21, 2007, to the Knowledge of the Corporation, no Agency, Investor or Insurer has indicated to the Corporation or any of its Subsidiaries in writing that it has terminated, or intends to terminate, its relationship with the Corporation or any of its Subsidiaries for performance, loan quality or concern with respect to the Corporation’s or any of its Subsidiaries’ compliance with Laws or that the Corporation or any of its Subsidiaries is in default with respect to any Applicable Requirements.

(e) To the Knowledge of the Corporation, neither the Corporation nor any of its Subsidiaries has received any notice in writing indicating that an event has occurred or circumstance exists (or would occur or exist upon notice or the lapse of time or both) that could reasonably be expected to result in the Corporation or any of its Subsidiaries not maintaining their Servicing Rights in respect of any Servicing Agreement in all material respects.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Servicing Rights, on the Closing Date, the Corporation or one of its Subsidiaries will be the sole owner of the Servicing Rights, free and clear of any Liens, except for Liens and similar claims pursuant to the Existing Financing Facilities.

(g) Each HECM Loan, except for Investor Mortgage Loans, was underwritten in accordance with all HUD/FHA requirements and standards applicable to reverse mortgages and is fully insurable by HUD/FHA, which insurance is in full force and effect, and all prior transfers, if any, of the HECM Loan has been, and the transactions herein contemplated are, in compliance with all applicable HUD/FHA regulations (including, without limitation, the HUD Handbook). No HECM Loan, except for Investor Mortgage Loans, is subject to any defect that could diminish or impair the HUD/FHA insurance and no circumstances exist with respect to the HECM Loans that could permit the HUD/FHA to deny coverage, in whole or in part, under the related HUD/FHA insurance except for ordinary deductions from the mortgage insurance payments that are part of the HUD/FHA Regulations. Each related HUD/FHA policy calls for the assignment of the HECM Loan to HUD as opposed to the co-insurance option. The entire amount of the insurance premium due has been paid to HUD/FHA and no portion is shared by the Seller or, if the monthly premium option has been chosen for such HECM Loan, all such premiums due on or before the Closing Date have been duly and timely paid. Each Mortgage note and the related Mortgage meets all applicable HUD/FHA standards.

(h) Each HECM Loan, except for Investor Mortgage Loans, was originated, pooled, and, if applicable, sold (and if sold and pooled, serviced,) in all respects, in compliance with material Laws.

(i) For each HECM Loan, except for Investor Mortgage Loans, the related original Mortgage has been recorded or is in the process of being recorded in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof.

(j) Section 3.11(j) of the Disclosure Schedules contains a true and complete list of all HMBS Pools. To the Knowledge of the Corporation, each Participation that has been included in an HMBS Pool met the requirements of the Ginnie Mae Guide for pooling to back one or more issuances of Ginnie Mae HMBS at the time of such pooling, including, but not limited to, Section 35-5 of the Ginnie Mae Guide. To the Knowledge of the Corporation, each Participation is eligible for pooling to back one or more issuances of Ginnie Mae HMBS, including, but not limited to, the participation requirements set forth in Section 35-5 of the Ginnie Mae Guide. To the Knowledge of the Corporation, each HECM Loan with respect to which a Participation has been included in an HMBS Pool satisfies the mortgage eligibility requirements set forth in Section 35-6 of the Ginnie Mae Guide. To the Knowledge of the Corporation, no HECM Loans with respect to which a Participation has been included in an HMBS Pool were “Defective Mortgages” as defined in the Ginnie Mae Guide at the time of pooling into a HMBS Pool.

(k) Section 3.11(k) of the Disclosure Schedules contains a true and complete list of all (i) existing repurchase obligations of the Corporation and each of its Subsidiaries with respect to the repurchase of HECM Loans from HMBS pools and (ii) repurchases of HECM Loans from HMBS Pools since January 1, 2010 (collectively, “HECM Loan Repurchase Obligations”), including the number, type and amount of each such HECM Loan Repurchase Obligation and the basis for the repurchase obligation. Neither the Corporation nor any of its Subsidiaries has in the past breached, violated or defaulted under, nor is it currently in breach, violation or default of any of their HECM Loan Repurchase Obligations.

3.12 Compliance with Laws.

(a) Except as set forth in Section 3.12(a) of the Disclosure Schedules, since January 1, 2010, the Corporation and each of its Subsidiaries has complied in all material respects with, and has not violated in any material respect, any Laws applicable to it or its business, properties, rights or assets, or internal or posted policies relating to privacy or personal information. Since January 1, 2011, none of the Corporation or its Subsidiaries or, to the Knowledge of the Corporation, any of the Sellers or any of their Affiliates, has received any written threat or charge from a Governmental Entity that alleges that the Corporation or any of its Subsidiaries is not and, to the Knowledge of the Corporation, no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or results, or will constitute or result, in a material default or material violation of, or failure on the part of the Corporation or any of its Subsidiaries to be, in compliance in any material respect with, (x) its respective Governing Documents or (y) any Law applicable to the Corporation or any of its Subsidiaries, or their respective businesses.

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedules, the Corporation and each of its Subsidiaries has all Permits that are required in order to permit the Corporation and its Subsidiaries to conduct their business as currently conducted in all material respects. Section 3.12(b) of the Disclosure Schedules lists each material Permit together with the name of the Agency or Governmental Entity issuing such material Permit and holder of such material Permit. All Permits that are required in order to permit the Corporation and its Subsidiaries to conduct their business as currently conducted in all material respects are valid and in full force and effect. None of the Corporation or any of its Subsidiaries is, or since January 1, 2011, has been, in default in any material respect under, and no condition exists that with notice or lapse of time or both would constitute a default in any respect under, any material Permit. Since January 1, 2011, none of the Corporation or any of its Subsidiaries or, to the Knowledge of the Corporation, the Sellers, has received any written notice from any Agency or Governmental Entity asserting any violation of, or failure to comply with any terms of, any Permit. The Corporation and its Subsidiaries are in compliance in all material respects with all terms required for the continued effectiveness of each such Permit of the Corporation and its Subsidiaries. There is no pending or, to the Knowledge of the Corporation, threatened, revocation, limitation, amendment, suspension, termination or involuntary non-renewal of any Permit except that is not material, individually or in the aggregate, to the Corporation and its Subsidiaries taken as a whole. There is no material violation or exception by any Agency or Governmental Entity with respect to any report or registration filed by the Corporation, any of the Sellers or any of their Subsidiaries.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, since January 1, 2010, the Corporation and each of its Subsidiaries, in all material respects, has complied with all Laws and all FHA and Ginnie Mae programs and guides applicable to the Corporation’s and each of its Subsidiaries’ origination, purchase, securitization and servicing of Sold Mortgage Loans or Warehouse Loans.

(d) Neither the Corporation nor any of its Subsidiaries is a federal government contractor and neither the Corporation nor any of its Subsidiaries is required to have an affirmative action plan or comply with or adhere to any federal affirmative action requirements or regulations administered by the Office of Federal Contract Compliance or required by Law.

3.13 Litigation. (a) There are no Proceedings pending or outstanding or, to the Knowledge of the Corporation, threatened in law or in equity by or against the Corporation or any of its Subsidiaries or any Person that the Corporation or any of its Subsidiaries has agreed to defend or indemnify in respect thereof or by which any of their rights, assets or properties are bound which (x) challenges the validity or enforceability of this Agreement or any of the Transaction Documents or seeks to enjoin or prohibit the consummation of the Contemplated Transactions or (y) are reasonably likely to involve an award of injunctive relief, or, if decided adversely against the Corporation or any of its Subsidiaries, potential criminal liability or damages and (b) there are no pending or outstanding or, to the Knowledge of the Corporation, threatened Orders, stipulations or charges to which the Corporation or any of its Subsidiaries is a party or by which they or their rights, assets or properties are bound, or with any Governmental Entity, that is material, individually or in the aggregate, to the Corporation and its Subsidiaries, taken as a whole. To the Knowledge of the Corporation, there are no claims threatened in writing or outstanding under the Indemnification Agreement, nor any events, conditions, developments, circumstances, facts, or occurrences that are reasonably likely to give rise to any claims under the Indemnification Agreement.

3.14 Insurance.

(a) Section 3.14 of the Disclosure Schedules includes a correct and complete list of all policies of insurance (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Corporation or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage (the “Insurance Policies”). With respect to each such Insurance Policy: (a) the policy is in full force and effect by its terms, (b) the Corporation, its Subsidiaries or any other party to the Insurance Policy is not in breach or default (including with respect to the payment of premiums or the giving of notices), (c) no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the Insurance Policy and (d) the Corporation has not (and its Subsidiaries have not) received any written or oral notice from the insurer disclaiming coverage, reserving rights or terminating coverage with respect to a particular claim or such policy in general. Such Insurance Policies are of the type customarily issued in the industry for compliance by the Corporation and its Subsidiaries with all material requirements under Law or Permits of a Governmental Entity applicable to either the Corporation or its Subsidiaries, or their rights, properties or assets, or otherwise required by Contracts to which they are a party or by which any of their rights, assets or properties are bound. During the preceding five (5) years, neither the Corporation nor any of its Subsidiaries has settled any Action or claim for an amount in excess of insured limits.

(b) In the one year preceding the Effective Date, no insurance company has cancelled or non-renewed any policy of insurance for any reason.

(c) Since February 21, 2007 there have been no claims made against the Corporation’s directors and officers liability policy, its errors and omissions policy or any fiduciary policy and, to the Knowledge of the Corporation, there are no claims in writing threatened or outstanding nor are there any events, conditions, developments, circumstances, facts, or occurrences that are reasonably likely to give rise to any claims against any such policies of insurance.

3.15 Tax Matters.

(a) The Corporation and its Subsidiaries currently file, and have in the past filed, (i) U.S. federal income Tax Returns with the Internal Revenue Service and (ii) Tax Returns with the appropriate Government Entities in the states and other jurisdictions where the Corporation and its Subsidiaries are required to file or has been required to file (collectively, the “Jurisdictions”). All material Tax Returns required to be filed by or with respect to the Corporation and its Subsidiaries have been timely filed, and all such Tax Returns are complete and correct in all material respects. The Corporation and its Subsidiaries have paid in full all Taxes due and payable with respect to the Jurisdictions, whether or not shown on such Tax Returns.

(b) The unpaid Taxes of the Corporation and its Subsidiaries with respect to the Jurisdictions (1) did not, as of the date of the Latest Balance Sheet, materially exceed any reserve for Tax liability set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (2) do not, and shall not as of the Closing Date, materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Corporation and its Subsidiaries in filing the Corporation’s Tax Returns. For purposes of clause (2) of this paragraph, in determining the amount of unpaid Taxes of the Corporation and its Subsidiaries as of the Closing Date in the case of any Straddle Period (as defined in Section 10.4(c)), the provisions of Section 10.4(c) shall apply.

(c) There are no Liens for Taxes upon any of the assets or properties of the Corporation or any of its Subsidiaries, other than Permitted Liens.

(d) No examination or audit of any Tax Return relating to any Taxes of the Corporation or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Corporation or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the actual knowledge of Michael Clendennen or John Wright, threatened or contemplated in writing. Neither the Corporation nor any of its Subsidiaries has received written notice of any proposed assessment of Tax against the Corporation or any of its Subsidiaries or any of their assets or properties and the Corporation knows of no grounds for any such assessment. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Corporation or any of its Subsidiaries for any taxable period.

(e) Except as set forth on Section 3.15(e) of the Disclosure Schedules, no power of attorney granted by or with respect to the Corporation or any of its Subsidiaries relating to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign law) has been entered into by or with respect to the Corporation or any of its Subsidiaries.

(f) Except as set forth on Section 3.15(f) of the Disclosure Schedules, neither the Corporation nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Corporation), or (B) has any liability for the Taxes of any Person (other than the Corporation or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Except as set forth in Section 3.15(g) of the Disclosure Schedules, all material amounts, with respect to the Jurisdictions, required by Law to be withheld from Employee salaries, wages and other compensation and paid over to the appropriate authorities have been withheld and paid over for all periods under all applicable laws and regulations.

(h) The Corporation has delivered or made available to Buyer for inspection (A) complete and correct copies of all income Tax Returns for the Corporation and its Subsidiaries for all periods not closed by the applicable statute of limitations and (B) complete and correct copies of all private letter rulings, revenue agent reports, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of the Corporation or its Subsidiaries and relating to material Taxes for such taxable periods.

(i) The Corporation and its Subsidiaries have collected all material sales and use Taxes required to be collected, if any, with respect to the Jurisdictions, and have remitted, or will remit on a timely basis, such amounts to the appropriate authorities, and have maintained all records and supporting documents relating to such Taxes in the manner required by all applicable statutes and regulations.

(j) Neither the Corporation nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement a primary purpose of which is the sharing, allocation of, or indemnity for Tax that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(k) Neither the Corporation nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.

(l) None of the Corporation or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring within two (2) years before the Effective Date in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(m) Neither the Corporation nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(n) Neither the Corporation nor any of its Subsidiaries has engaged in any “listed transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code.

The representations and warranties contained in this Section 3.15 are the exclusive representations and warranties relating to Tax matters.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Disclosure Schedules accurately identifies and describes (i) all of the registered or applied for Intellectual Property owned by the Corporation or any of its Subsidiaries, (ii) all material proprietary Software owned by the Corporation or its Subsidiaries and (iii) all material Intellectual Property and Software utilized in the Business but not owned by the Corporation, other than unmodified, commercially available, off-the-shelf, shrink-wrap, click-wrap, or non-exclusive software licenses with an aggregate value of less than $100,000. The Corporation or one of its Subsidiaries exclusively owns the above items scheduled in (i) and (ii) above and all other proprietary Intellectual Property free and clear of all Liens or adverse interests of other persons (including current or former employees and contractors), and owns or has valid and enforceable rights to use the items scheduled in (iii) above and all other Intellectual Property used in or necessary for the operation of the Business as currently conducted, and will have the same rights after Closing.

(b) All Intellectual Property registrations and applications owned by the Corporation or its Subsidiaries are subsisting and unexpired and, to the Knowledge of the Corporation, valid and enforceable, and are not subject to any Proceeding challenging the use, legality, validity, or enforceability of the same.

(c) The conduct of the Business does not infringe, misappropriate, or violate any Intellectual Property rights of third parties, and neither the Corporation nor any of its Subsidiaries has received any written communication alleging the same (including cease and desist letters or invitations to take a patent license). To the Knowledge of the Corporation, no third party is infringing, misappropriating, violating or otherwise in conflict with any Intellectual Property rights of the Corporation or its Subsidiaries.

(d) The Corporation and its Subsidiaries take all commercially reasonable steps to protect, maintain and enforce (i) the confidentiality of the Corporation’s and its Subsidiaries’ material trade secrets and other confidential information, and the Corporation and its Subsidiaries have not disclosed any of the foregoing to any third party, except pursuant to a written agreement in the ordinary course of business consistent with past practice and, to the Knowledge of the Corporation, no party to any such agreement is in breach thereof; and (ii) the security, operation and integrity of their Software and Systems (and the data stored therein); and there have been no material outages, interruptions or breaches of the same.

(e) To the Knowledge of the Corporation, all Software and Systems developed by the Corporation and/or its Subsidiaries are free from any material defect, bug, virus or error that has not already been resolved and are functional and conform in all material respects to their published documentation.

(f) All Persons (including any past or present employees or contractors or other third parties) who have invented, created, or developed any material, proprietary Intellectual Property for or on behalf of the Corporation or its Subsidiaries have signed written agreements ensuring that all such Intellectual Property is owned exclusively by the Corporation or one of its Subsidiaries, and there is no claim alleging otherwise.

(g) Neither the Corporation nor its Subsidiaries (i) has disclosed or granted to any person the current or contingent right to access, possess or use any proprietary source code, or (ii) has incorporated any “open source” or other Software having similar licensing or distribution models in any proprietary Software (or derived any proprietary Software from any open source) in a manner that (A) would subject any proprietary source code to the terms of an open source license, or (B) requires the licensing, provision or disclosure to any Person of any proprietary source code.

3.17 Employee and Labor Matters.

(a) None of the Corporation or any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to Employees of the Corporation or its Subsidiaries and, to the Knowledge of the Corporation, there are not any activities or proceedings of any labor union to organize any such Employees. The Corporation and its Subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices, employment discrimination, wages, hours and terms and conditions of employment, including obligations under the Worker Adjustment Retraining and Notification Act of 1988, the Fair Labor Standards Act. Except as set forth on Section 3.17(a) of the Disclosure Schedules, there are no charges or complaints with respect to or relating to the Corporation or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or any other Governmental Entity responsible for the prevention of unlawful employment practices. There is no Action by or on behalf of any Employee, prospective Employee, labor organization or other representative of the Corporation’s or any of its Subsidiaries’ Employees pending or, to the Knowledge of the Corporation, threatened in writing. Neither the Corporation nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to Employees or employment practices.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, and as provided in the Governing Documents of the of the Corporation or any of its Subsidiaries, there are no contracts or other agreements that provide indemnification or exculpation in favor of the current or former directors, officers, employees and agents of the Corporation or any of its Subsidiaries.

3.18 ERISA.

(a) Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each Benefit Plan. “Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, retention, termination, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, and each amendment thereto, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions or otherwise), whether formal or informal, oral or written, under which (i) any current or former director, officer, manager, employee, or consultant of the Corporation or its Subsidiaries or any Professional Employer Organization to the extent such individual provides or provided services to the Corporation or its Subsidiaries (collectively, the “Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Corporation or any of its Subsidiaries or on behalf of the Employees or (ii) the Corporation or any of its Subsidiaries have had or has any present or future Liability. Solely for purposes of this Section 3.18, with respect to any Benefit Plan that is established, sponsored by or maintained by any Professional Employer Organization (a “PEO Benefit Plan”), any representation or warranty made by the Corporation pertaining to a PEO Benefit Plan shall be made subject to the Knowledge of the Corporation.

(b) With respect to each Benefit Plan, the Sellers have provided to Buyer a current, accurate and complete copy thereof or, with respect to unwritten Benefit Plans, description thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other material written communications by the Corporation or its Subsidiaries to the Employees concerning the extent of the benefits provided under a Benefit Plan; (iv) for the most recent fiscal years, (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any; and (v) all correspondence, rulings, or opinions issued by the DOL or the IRS and all correspondence from the Corporation or its Subsidiaries to the DOL or the IRS. Each of the Benefit Plans can be amended, modified or terminated within a period of thirty (30) days without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Benefit Plan intended to be qualified within the meaning of Code Section 401(a).

(c) No Benefit Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in ERISA Section 3(35) and neither the Corporation, its Subsidiaries nor any member of the Corporation’s “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) has incurred any Liability pursuant to Title IV of ERISA that remains unsatisfied.

(d) With respect to each Benefit Plan, (i) each Benefit Plan has been established and administered substantially in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, (ii) each Benefit Plan which is intended to be “qualified” within the meaning of Code Section 401(a) has been determined by the IRS to be so qualified, has received a favorable determination letter as to its qualification, and nothing has occurred which reasonably could be expected to adversely affect such qualified status, (iii) no event has occurred and no condition exists with respect to any Benefit Plan subject to the requirements of Code Section 401(a) that would subject the Corporation or its Subsidiaries, either directly or by reason of the Corporation’s affiliation with any member of their Controlled Group, to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws and (iv) for each Benefit Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

(e) No Benefit Plan is or has been a multiemployer plan within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”). None of the Corporation, its Subsidiaries or any member of the Corporation’s Controlled Group has completely or partially withdrawn from any Multiemployer Plan. No termination Liability to the Pension Benefit Guaranty Corporation (the “PBGC”) or withdrawal Liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Corporation, its Subsidiaries or any member of the Corporation’s Controlled Group.

(f) Neither the Corporation, its Subsidiaries, nor any other “disqualified person” or “party in interest”, as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any “prohibited transaction”, as defined in Code Section 4975 or ERISA Section 406, with respect to any Benefit Plan have there been any fiduciary violations under ERISA which could subject the Corporation or its Subsidiaries (or Employee thereof) to any penalty or tax under ERISA Section 502(i) or Code Sections 4971 and 4975.

(g) With respect to any Benefit Plan, there are (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or threatened in writing, (ii) no facts or circumstances that exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the PBGC, the IRS or any other Governmental Entity pending or in progress, or threatened in writing.

(h) Except as contemplated by this Agreement, no Benefit Plan exists that, as a result of the execution of this Agreement (whether alone or in connection with any subsequent event(s)), would be reasonably likely to result in (A) the payment to any Employee of any money or other property, (B) the provision of any benefits or other rights to any Employee, or (C) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, or (D) any payment or benefit constituting a “parachute payment” within the meaning of Section 280G of the Code.

(i) Neither the Corporation nor any of its Subsidiaries has any Liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current Employees of the Corporation or its Subsidiaries, except for coverage required under Section 4980B of the Code or otherwise required by Law.

(j) No Benefit Plan exists that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance. To the Knowledge of the Corporation, each such nonqualified deferred compensation plan (i) since January 1, 2008, has been in good faith compliance with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance and (ii) in existence prior to January 1, 2008 has not been “materially modified” within the meaning of Section 409A of the Code and associated IRS and Treasury Department guidance, including IRS Notice 2005-1. No agreement or arrangement under which the Corporation or any of its Subsidiaries has any liability provides for a “gross up” or similar payments in respect of any amount of “additional tax” that may become payable under Section 409A of the Code or any excise tax that may become payable under Section 4999 of the Code.

3.19 Environmental Matters. Except as would not, in the cases of clauses (a), (b) and (c) of this Section 3.19, have, individually or in the aggregate, a Material Adverse Effect: (a) the Corporation and each of its Subsidiaries are in compliance with applicable Environmental Laws; (b) none of the Corporation or any of its Subsidiaries have received written notice from any Governmental Entity that any of them are a potentially responsible party for a federal or state environmental cleanup site or for corrective action under any applicable Environmental Law except for such notice for which no material obligation or liability remains outstanding; (c) as of the Effective Date, there is no Action pending or, to the Knowledge of the Corporation, threatened in writing against the Corporation or any of its Subsidiaries under any Environmental Law; (d) since February 21, 2007, neither the Corporation nor any of its Subsidiaries has agreed to assume or accept responsibility for any liability or obligation of any other Person under any Environmental Law, and (e) to the Knowledge of the Corporation all REO Properties are in compliance with applicable Environmental Laws.

3.20 Related Party Transactions. Except as set forth in Section 3.20 of the Disclosure Schedules, no Seller, director or officer of the Corporation or its Subsidiaries, or any Related Person of any such Person (a) is a director, officer or Employee of, or consultant to, or owns, directly or indirectly, any interest in any Person which is a competitor, vendor, supplier or customer of the Corporation or its Subsidiaries, (b) owns or has any interest in, directly or indirectly, in whole or in part, any property, asset or right, whether real, personal or mixed, tangible or intangible (including any of the Intellectual Property) which is utilized by or in connection with the Business, (c) is a customer of the Corporation or any of its Subsidiaries or (d) directly or indirectly has an interest in or is a party to any Contract with the Corporation or any of its Subsidiaries.

3.21 Customers. Section 3.21 of the Disclosure Schedules sets forth the top ten (10) customers of the Corporation and its Subsidiaries (in terms of total recognized revenue) during the fiscal year ended December 31, 2011. As of the Effective Date, no customer listed in Section 3.21 of the Disclosure Schedules has canceled or otherwise terminated, or, to the Knowledge of the Corporation, threatened in writing to cancel or otherwise terminate, its relationship with the Corporation or any of its Subsidiaries. To the Knowledge of the Corporation, neither the Corporation nor any of its Subsidiaries has received any written notice that any such customer intends to cancel or otherwise materially and adversely modify its relationship with the Corporation or any of its Subsidiaries.

3.22 Brokers. Neither the Corporation nor its Subsidiaries has engaged any investment banker, finder, broker, or sales agent or any other Person (except for Keefe, Bruyette & Woods, whose fees shall be borne by the Sellers and paid pursuant to Sections 2.2(c)) and 6.10 in connection with the origin or performance of this Agreement, or the Transaction Documents to which it is or will be a party, or the Contemplated Transactions.

3.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR BUYER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY THE CORPORATION AND THE SELLERS IN THIS ARTICLE 3 AND BY SELLERS IN ARTICLE 4, AND IN ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE CORPORATION PURSUANT TO THIS AGREEMENT, THE CORPORATION EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING REPRESENTATIONS AND WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE SHARES OR BUSINESSES OR ASSETS OF ANY OF THE CORPORATION OR ANY OF ITS SUBSIDIARIES, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND THE SELLERS IN THIS ARTICLE 3 AND OF SELLERS IN ARTICLE 4, AND, IN EACH CASE, ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE CORPORATION OR SELLERS PURSUANT TO THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth on the Disclosure Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Sellers severally, and not jointly, represent and warrant to Buyer as follows; it being understood and agreed that the Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 4, and the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this Article 4 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

4.1 Authorization of Transaction. Each Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is or will be a party and to perform such Seller’s obligations hereunder and thereunder. All necessary action, corporate or otherwise, has been taken by such Seller to authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which such Seller is or will be a party and the Contemplated Transactions. This Agreement and each Transaction Document to which such Seller is or will be a party constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

4.2 Governmental Approvals; Noncontravention .

(a) There are no consents, waivers, approvals, licenses, permits, Orders, actions or non-actions of, or filings, notifications, declarations or registrations with, any Governmental Entity that are necessary for any of the Sellers to obtain for the execution, delivery or performance by the Sellers of this Agreement or any other Transaction Document to which a Seller is or will be a party.

(b) The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is or will be a party, and the consummation by such Seller of the Contemplated Transactions, do not and will not (i) violate or conflict with any Laws or Orders to which such Seller or any Shares owned beneficially or of record by such Seller may be subject, (ii) constitute a violation or breach of, be in conflict with, constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) of any obligation under any Contract or other agreement to which such Seller is a party or to which such Seller or any Shares owned beneficially or of record by such Seller is subject or by which its properties, assets or rights are bound or (iii) result in the creation or imposition of any Lien upon the Corporation or any of its Subsidiaries, any of the rights, properties or assets of the Corporation or any of its Subsidiaries or any Shares owned beneficially or of record by such Seller.

4.3 Shares. The Shares held of record and beneficially owned by each Seller are free and clear of all Liens. Except for as set forth on Section 2.2(b) of the Disclosure Schedules, there are no limitations or restrictions on such Seller’s right to transfer such Shares to Buyer pursuant to this Agreement. Such Seller has as of the Effective Date and at all times prior to the Closing will have good and valid title to such Shares and the absolute right to deliver such Shares to Buyer in accordance with this Agreement, free and clear of any and all Liens. Except as set forth Section 4.3 of the Disclosure Schedules, such Seller is not a party to any option, warrant, purchase right, proxy, power of attorney, voting trust or other Contract or commitment with respect to the voting or dividend rights or the sale, acquisition, issuance, redemption, registration, transfer or other disposition of any capital stock or other Equity Interests of the Corporation, including the Shares (other than this Agreement). Upon delivery to Buyer at the Closing of the certificates representing the Shares owned by such Seller, duly endorsed by such Seller for transfer to Buyer or accompanied by a duly completed and executed stock power, good and valid title to such Shares shall pass to Buyer, free and clear of any and all Liens.

4.4 Litigation. As of the Effective Date, there is no Action or Proceeding pending, or, to the knowledge of each of the Sellers, threatened in writing against any Seller, which, if decided adversely against any Seller, would be reasonably likely to prevent or materially delay the Closing or otherwise prevent any Seller from complying with the terms and provisions of this Agreement. As of the Effective Date, no Seller has received written notice that it is subject to any outstanding Order which would be reasonably likely to prevent, materially delay or make illegal or otherwise interfere with any of the transactions contemplated by this Agreement.

4.5 Brokers. No Seller has engaged, or caused to be incurred any Transaction Expense or Liability or obligation to, any investment banker, finder, broker, or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of this Agreement, or the Transaction Documents to which it is or will be a party, or the Contemplated Transactions.

4.6 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR BUYER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY THE SELLERS IN THIS ARTICLE 4 AND THE CORPORATION AND THE SELLERS IN ARTICLE 3, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE SELLERS PURSUANT TO THIS AGREEMENT, THE SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING REPRESENTATIONS AND WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE SHARES OR BUSINESSES OR ASSETS OF ANY OF THE CORPORATION OR ANY OF ITS SUBSIDIARIES, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND THE SELLERS IN ARTICLE 3 AND OF THE SELLERS IN THIS ARTICLE 4 AND, IN EACH CASE, IN ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE CORPORATION OR THE SELLERS PURSUANT TO THIS AGREEMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF WIMC AND BUYER

Except as set forth on the Disclosure Schedules or the WIMC SEC Filings filed by WIMC with the SEC since December 31, 2010 and prior to the Closing Date, which exceptions shall be deemed to be part of the representations and warranties made hereunder, Buyer represents and warrants to Sellers as follows; it being understood and agreed that the Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 5, and the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this Article 5 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

5.1 Organization; Corporate Power. WIMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with the requisite corporate power and authority to own, operate and lease WIMC’s properties and to carry out WIMC’s business as now conducted. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all corporate or limited liability company or other comparable power and authority to own, operate and lease Buyer’s properties and to carry out Buyer’s business as now conducted.

5.2 Authorization of Transaction. Buyer and each of its Subsidiaries, as applicable, has the requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which Buyer and its Subsidiaries are or will be a party and to perform Buyer’s and its Subsidiaries’ obligations hereunder and thereunder. All necessary action, corporate or otherwise, has been taken by Buyer and its Subsidiaries to authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which Buyer and its Subsidiaries are or will be a party and the Contemplated Transactions. This Agreement and each Transaction Document to which Buyer and its Subsidiaries are or will be a party constitutes the valid and legally binding obligation of Buyer and its Subsidiaries, enforceable against Buyer and its Subsidiaries in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

5.3 Governmental Approvals; Noncontravention.

(a) No consents, Orders, actions or non-actions of, or filings, notifications, declarations or registrations with, any Agency or Governmental Entity are necessary for the execution, delivery or performance by Buyer of this Agreement or any other Transaction Document to which Buyer or any of its Subsidiaries are or will be a party.

(b) Neither the execution, delivery or performance by Buyer of this Agreement or the other Transaction Documents to which Buyer or any of its Subsidiaries is or will be a party, nor the consummation by Buyer and its Subsidiaries of the Contemplated Transactions, shall (i) violate any Laws or Orders to which Buyer or any of its Subsidiaries are subject or any provision of Buyer’s or its Subsidiaries’ organizational documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer or any of its Subsidiaries is a party, except for such conflicts, breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s or its Subsidiaries’ ability to consummate the Contemplated Transactions.

5.4 Stock Consideration. The shares of WIMC Common Stock to be issued as the Stock Consideration have been duly authorized and reserved and, when and if issued and delivered in accordance with the terms of this Agreement and the Registration Statement on the Closing Date, will be validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

5.5 Brokers’ Fees. Buyer has not engaged, or caused to be incurred any Liability or obligation to any investment banker, finder, broker, or sales agent or any other Person in connection with the origin or performance of this Agreement, or the Transaction Documents to which it is or will be a party, or the Contemplated Transactions, which will result in any Liability to the Corporation or the Sellers on or prior to the Closing.

5.6 Compliance with Laws. Since January 1, 2011, neither the Buyer nor any Subsidiary that will be a party to any Transaction Document has received any written threat or written charge from a Governmental Entity that alleges that the Buyer or any such Subsidiary is not (and, to the Knowledge of the Buyer, no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or results, or will constitute or result, in a material default or material violation of, or failure on the part of the Buyer or any of its Subsidiaries to be) in compliance in any material respect with (x) its respective Governing Documents or (y) any material Law applicable to the Buyer or such Subsidiary, or their respective businesses.

5.7 Capitalization. As of the close of business on the Effective Date, (i) the authorized capital stock of WIMC consisted of 100,000,000 shares of stock, consisting of 90,000,000 shares of WIMC Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (the “WIMC Preferred Stock”), of which 28,830,015 shares of WIMC Common Stock were outstanding and no shares of WIMC Preferred Stock were outstanding.

5.8 Litigation. (a) There are no Proceedings pending or outstanding or, to the Knowledge of the Buyer, threatened in law or in equity, by or against the Buyer or any of its Subsidiaries or any Person that the Buyer or any of its Subsidiaries has agreed to defend or indemnify in respect thereof, or by which any of their rights, assets or properties are bound, that (x) challenges the validity or enforceability of this Agreement or any of the Transaction Documents or seeks to enjoin or prohibit the consummation of the Contemplated Transactions or (y) are reasonably likely to involve an award of injunctive relief, or, if decided adversely against the Buyer or any of its Subsidiaries, potential criminal liability or damages, other than any such Proceeding which, individually or in the aggregate, would not create a material adverse effect with respect to the Buyer and (b) there are no pending or outstanding or, to the Knowledge of the Buyer, threatened Orders, stipulations or charges (other than any Orders, stipulations or charges with which the Buyer is in material compliance) to which the Buyer or any of its Subsidiaries is a party or by which they or their rights, assets or properties are bound, that is material, individually or in the aggregate, to the Buyer and its Subsidiaries, taken as a whole.

5.9 Reports; Financial Statements. Since January 1, 2010, WIMC has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act. As of their respective filing dates, each statement or report filed by WIMC with the SEC on or after January 1, 2011 pursuant to Section 13 or 15(d) of the Securities Exchange Act (collectively, the “WIMC SEC Filings”) complied in all material respects with the requirements of the Securities Exchange Act and the rules and regulations of the SEC and the Exchange, and none of the WIMC SEC Filings contained (at the time they were filed or, if amended or superseded by a filing, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected or amended by a subsequently filed WIMC SEC Filing.

5.10 Liabilities.

(a) Except (i) to the extent reflected on, or reserved against in, or disclosed in the notes to, WIMC’s consolidated balance sheet included in WIMC’s annual report on Form 10-K for the fiscal year ended December 31, 2011 or WIMC’s quarterly report on Form 10-Q for the quarter ended June 30, 2012, (ii) for liabilities incurred since December 31, 2011, in the ordinary course of business consistent with past practices, (iii) as contemplated by this Agreement or as set forth in WIMC SEC Filings filed prior to the Effective Date or (iv) Liabilities under Contracts that relate to obligations that have not yet been performed, and are not required to be performed prior to the Closing Date, WIMC and its Subsidiaries have no obligations or liabilities, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or otherwise, that would reasonably be expected to be material to WIMC and its Subsidiaries, taken as a whole.

(b) All material Indebtedness of Buyer as of the date hereof is disclosed in the Buyer SEC Filings filed prior to the Effective Date.

(c) Neither Buyer nor any of its Subsidiaries is in default in the payment of any material Indebtedness of Buyer or in default under any material Contract relating to material Indebtedness nor will the consummation of the Contemplated Transactions result in or give rise to a default under any such material Buyer Indebtedness.

5.11 Financing. Buyer has sufficient funds to pay the Purchase Price in accordance with the terms of this Agreement.

5.12 No Previously Granted or Outstanding Registration Rights. As of the Effective Date, WIMC has not granted to any stockholder registration rights with respect to, and has no obligation to register the re-sale by any stockholder of, any shares of WIMC Common Stock or any capital stock of a subsidiary of WIMC, other than as provided in Section 6.9. For the avoidance of doubt, the foregoing representation and warranty does not cover rights and obligations with respect to any of WIMC’s equity compensation plans (“Plans”) or the participants therein.

5.13 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLERS, THE CORPORATION, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY BUYER IN THIS ARTICLE 5, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY BUYER PURSUANT TO THIS AGREEMENT, BUYER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING REPRESENTATIONS AND WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE STOCK CONSIDERATION OR BUSINESSES OR ASSETS OF ANY OF BUYER, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, AND SELLERS AND THE CORPORATION SHALL EACH RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN ARTICLE 5 AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY BUYER PURSUANT TO THIS AGREEMENT.

ARTICLE 6

PRE-CLOSING COVENANTS

6.1 Conduct of the Business.

(a) From the Effective Date until the Closing, the Sellers and the Corporation shall, and shall cause the Corporation’s Subsidiaries to, conduct the Business and the operations of the Corporation and its Subsidiaries in the ordinary course consistent with past practice and shall use commercially reasonable efforts, consistent with past practices, to preserve intact the business organization of the Corporation and its Subsidiaries and relationships with customers, suppliers, contractors and other third parties having business relations with the Corporation and/or its Subsidiaries, and to keep available the services of the Employees.

(b) Without limiting the generality of Section 6.1(a), from the Effective Date until the Closing, except as expressly contemplated by this Agreement, as set forth in Section 6.1(b) of the Disclosure Schedules or as otherwise consented to in writing by Buyer, which consent will not be unreasonably withheld, conditioned or delayed, the Corporation shall not, the Sellers shall cause the Corporation and its Subsidiaries not to, and the Corporation shall cause its Subsidiaries not to:

(i) adopt, modify or propose any change in the Governing Documents of the Corporation or any of its Subsidiaries;

(ii) (A) split, combine or reclassify any Equity Interests of the Corporation or any of its Subsidiaries, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Equity Interests or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Equity Interests of the Corporation or any of its Subsidiaries;

(iii) issue, deliver, sell, pledge or transfer, or modify or amend the terms of, any Equity Interests or enter into any Contract with respect to the foregoing;

(iv) (A) acquire (by merger, consolidation or acquisition of Equity Interests or assets) any corporation, limited liability company, partnership or other business organization or division thereof or any assets, whether by merger, consolidation, acquisition of Equity Interests or assets or otherwise, other than acquisitions of inventory or equipment made in the ordinary course of business consistent with past practice, (B) make any investment, whether by purchase of Equity Interests, contributions to capital or any property transfer, or (C) sell, lease, license, encumber or otherwise dispose of assets, properties, securities, rights or interests, or allow any material Intellectual Property to expire or lapse, except for sales, licenses, dispositions or transfers in the ordinary course of business consistent with past practice (and, in the case of dispositions of obsolete or worn-out equipment, at a price no less than the book value thereof as reflected on the Latest Balance Sheet);

(v) merge or consolidate with any other Person, adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(vi) create, incur, repay, assume or guarantee any Indebtedness or suffer or permit any Lien to arise or be granted or created against or upon any of the rights, properties or assets, real or personal, tangible or intangible, of the Corporation or any of its Subsidiaries;

(vii) make or agree to make any loans, or advances to or guarantees in respect of, any Person, or agree to guarantee any loans or advances to, or investments in, any Person, other than extensions of credit to customers in the ordinary course of business consistent with past practice;

(viii) make any capital expenditures or enter into commitments therefor, except replacements of equipment in the ordinary course of business consistent with past practice;

(ix) (A) terminate, cancel, modify or amend or take any action that would cause the termination, cancellation, modification or amendment of any Material Contract or (B) enter into, or take any actions that would cause the entry into, any Material Contract (or Contract that would be a Material Contract if in effect as of the Effective Date);

(x) (A) other than pursuant to the Material Contracts set forth in Section 3.20 of the Disclosure Schedules, engage in any transaction or make or agree to make any payment to any of the Sellers or any of their Affiliates (other than the Corporation and its Subsidiaries), or any of their respective officers, directors or Employees, or any Related Persons of the foregoing (other than the payments contemplated by Section 6.7) or (B) amend, waive or relinquish any rights relating to any such transaction referred to in clause (A) immediately above;

(xi) (A) increase, accelerate or provide for additional compensation, benefits (fringe or otherwise) or other rights to any Employee, (B) pay or agree to pay any Person any bonus, success fee or make any other arrangement to compensate any Person in connection with the sale of the Shares or the Contemplated Transactions, (C) grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination, retention or similar payment to any Employee, (D) loan or advance any money or other property to any Employee, (E) establish, adopt, enter into, amend or terminate any Benefit Plan, collective bargaining agreement or other labor agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the Effective Date or (F) grant any equity or equity-based awards;

(xii) hire or engage, or make any offer to employ or engage, any Person whose total annual compensation exceeds or is expected to exceed $100,000, or terminate the employment of any Employee who is an officer or key Employee;

(xiii) (A) cancel, relinquish or waive any claims or rights of material value held by the Corporation or any of its Subsidiaries (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Corporation or any of its Subsidiaries), including any right having a value in excess of $50,000, or write-down the value of any material asset of the Corporation or any of its Subsidiaries or (B) write-off as uncollectible any accounts or notes receivable of the Corporation or any of its Subsidiaries or any portion thereof (other than, in the case of clause (B), in the ordinary course of business consistent with past practice);

(xiv) enter into any waiver, release, assignment, compromise or settlement of any pending or threatened litigation or initiate any litigation against any customer or supplier of the Corporation or any of its Subsidiaries;

(xv) make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Corporation or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Corporation or any of its Subsidiaries other in the ordinary course of business, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, which, in each case, could materially increase the Tax liability of the Corporation or any of its Subsidiaries for any taxable period beginning after the Closing Date;

(xvi) change any method of accounting, accounting policy or accounting practice, except for any such change (A) required by reason of a concurrent change in GAAP as concurred with by the Corporation’s independent auditors, or (B) agreed to with Buyer pursuant to Section 7.6;

(xvii) fail to maintain insurance coverage at presently existing levels;

(xviii) fail to maintain any presently existing material Permit or rights to material Intellectual Property;

(xix) knowingly take or agree or commit to take any action that would make any representation or warranty of the Sellers or the Corporation in this Agreement inaccurate in any material respect; or

(xx) authorize, agree, propose or commit to do any of the foregoing.

6.2 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions. The Corporation and Sellers shall use commercially reasonable efforts to, and Buyer shall reasonably cooperate to, obtain from any Agency or Governmental Entity or any other third party any authorizations, consents, orders and approvals and send any notices, in each case, which are required to be obtained, made or sent in connection with the authorization, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions; provided that in connection therewith none of the Corporation, the Sellers or Buyer (or Buyer’s Affiliates) will be required to (nor, without the prior written consent of Buyer, will the Sellers or the Corporation (or its Subsidiaries or any Seller Representative on behalf of any of the foregoing)) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations.

(b) In furtherance and not in limitation of the foregoing, Buyer, the Sellers and the Corporation shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other application or notice if required by the HSR Act or other Antitrust Law with respect to the Contemplated Transactions as promptly as reasonably practicable after the Effective Date and shall supply as promptly as reasonably practicable any additional information and documentary materials that may be requested pursuant to the HSR Act and shall timely file any other documents, or timely make any appearances, required by any Antitrust Law and use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law.

(c) Each of Buyer, the Sellers and the Corporation shall, in connection with the efforts referred to in Section 6.2(b), use such party’s commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep each other apprised of the status of any material communications with, and promptly inform the other parties of any material communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Contemplated Transactions and (iii) permit the other parties to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC, or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, or such other applicable Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall WIMC (or WIMC’s Affiliates) be required to (and the Sellers and the Corporation shall not, and shall not permit any of the Corporation’s Subsidiaries to, without Buyer’s prior written consent) (i) offer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing, any material assets, permits, operations, rights, businesses or interest therein of Buyer or any of its Affiliates (including, after the Closing, the Corporation and its Subsidiaries) or the Corporation, its Subsidiaries or any of their respective Affiliates or (ii) agree to any material changes or restriction on, or other impairment of the ability of Buyer and its Affiliates (including, after the Closing, the Corporation and its Subsidiaries) to own any of such material assets, permits, operations, rights, businesses or interests therein.

6.3 Access to Information.

(a) From the Effective Date until the Closing, the Corporation shall (i) give Buyer and its counsel, financial advisors, auditors and other authorized representatives (collectively, the “Buyer Representatives”) reasonable access during normal business hours to the offices, properties, and Books and Records of the Corporation and its Subsidiaries, (ii) furnish to Buyer and the Buyer Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the Corporation’s (and its Subsidiaries’) Employees, counsel and financial advisors to reasonably cooperate with Buyer in Buyer’s investigation of the Corporation and its Subsidiaries; provided, however, that nothing herein shall obligate the Corporation and its Subsidiaries or any of their Affiliates to take any actions that would (i) materially disrupt the normal course of the Business or (ii) result in any waiver of attorney-client privilege or violate any Laws.

(b) The Confidentiality Agreement shall remain in full force and effect until the Closing and, if this Agreement is terminated pursuant to Article 12, such Confidentiality Agreement shall continue in accordance with its terms.

6.4 Notices of Certain Events. The Sellers and the Corporation shall promptly notify Buyer of:

(a) any notice or other communication received by Sellers or the Corporation from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions,

(b) any notice or other communication received by Sellers or the Corporation from any Governmental Entity in connection with the Contemplated Transactions,

(c) any Proceedings commenced or, to the Knowledge of the Corporation, threatened in writing against, relating to or involving or otherwise affecting, the Sellers, the Corporation or any of its Subsidiaries which, if pending on the Effective Date, would have been required to have been disclosed pursuant to Section 3.13 or which relate to the consummation of the Contemplated Transactions, or

(d) the occurrence or non-occurrence of any event which will result in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied; provided that in no event shall notification of any of the foregoing affect any of a party’s rights hereunder, including any right to indemnification pursuant to Article 10.

6.5 Affiliate Transactions. Except as set forth in Section 6.5 of the Disclosure Schedules or in respect of any Transaction Document contemplated hereby, the Sellers and the Corporation shall, and shall cause the Corporation’s Subsidiaries to, prior to the Closing, terminate or settle (without any payments by WIMC or the Corporation or its Subsidiaries or resulting obligations or Liabilities of WIMC or the Corporation or its Subsidiaries), as the case may be, all Contracts between any Seller, or any of their respective Related Persons, on the one hand, and the Corporation or any of its Subsidiaries, on the other hand (any such Contract, an “Affiliate Contract”), such that as of the Closing, all such Affiliate Contracts shall be of no further force or effect, notwithstanding any terms thereof to the contrary.

6.6 Public Announcements. No party hereto shall make any press release, public statement or public announcement with respect to this Agreement or the Contemplated Transactions without the prior written consent of the other parties hereto; provided, that Buyer may (a) make any press release, public statement or public announcement which Buyer determines is required by applicable Law or the rules or regulations of any stock exchange on which its securities or those of a parent company are listed or (b) engage in other communications with its stockholders, lenders, analysts, customers and other third parties which Buyer determines in its reasonable judgment are reasonable, appropriate and in the best interests of Buyer’s business, provided further, that in the case of either (a) or (b) Buyer shall, to the extent such announcement or communication is made prior to, or immediately following, the Closing, first consult with the Sellers’ Representative, and give it a reasonable opportunity to provide comments, prior to making such announcement or communication.

6.7 Monitoring Agreement; Right of First Refusal and Co-Sale Agreement; Consulting Agreement.

(a) Immediately prior to Closing, the Corporation shall pay JEP any monies due and payable under the Monitoring Agreement. Upon the occurrence of the Closing, the Monitoring Agreement shall be automatically terminated, without further action by any party thereto, and shall have no further force or effect, and all amounts due thereunder shall have been paid.

(b) Prior to the occurrence of the Closing, the Sellers hereby waive, effective as of the Closing, any and all rights they may have under the Right of Refusal and Co-Sale Agreement, dated as of March 29, 2007, between the Sellers and the Corporation (the “Right of First Refusal Agreement”) in connection with the Contemplated Transactions and upon the occurrence of the Closing, the Right of First Refusal Agreement and any other agreement governing the Sellers of the Corporation shall be terminated and of no further force or effect as of the Closing, including with respect to any indemnification obligations of the Corporation thereunder, if any.

6.8 Termination of Professional Employer Organization Agreements. Prior to the Closing, the Corporation shall take all actions necessary such that, upon the occurrence of the Closing, all client service agreements with Insperity PEO Services, L.P. (and/or any successor or predecessor thereto), and any other agreement(s) between the Corporation and any Professional Employer Organization, shall terminate without further action by any party thereto, and shall have no further force or effect, and all amounts due or which might be or otherwise become due thereunder and any costs related thereto shall have been paid prior to the Closing.

6.9 Registration Statement; Listing.

(a) As promptly as reasonably practicable after the timely filing by WIMC with the SEC of a Current Report on Form 8-K containing the pro forma financial information required to be filed in respect of the Contemplated Transactions and the provision by the Sellers to WIMC in writing of all the information relating to the Sellers required to be included in the Registration Statement, including without limitation audited consolidated financial statements of the Corporation and its subsidiaries for its last three fiscal years and audited consolidated financial statements of the Corporation and its subsidiaries for the subsequent interim period and the prior year comparison, and when otherwise permitted by Law, WIMC shall file a registration statement on Form S-3 (or any successor short form registration statement involving a similar amount of disclosure) (the “Registration Statement”) with the SEC registering the re-sale by the Sellers of the shares of WIMC Common Stock comprising the Stock Consideration, and shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Sellers shall reasonably cooperate with WIMC in providing to WIMC all of the information relating to Sellers required to be included in the Registration Statement, including without limitation, furnishing to WIMC the information relating to Sellers, the number of shares of WIMC Common Stock to be received, the intended method distribution of such shares and the information set forth in the preceding sentence insofar as it relates to Sellers. Upon the written request of the Seller Representative, WIMC shall register or qualify such shares of WIMC Common Stock under applicable state securities laws (if any). After the Registration Statement is declared effective by the SEC, WIMC shall use its commercially reasonable efforts to keep the Registration Statement and any such registration or qualification under applicable state securities laws effective, current and available until the earliest of (i) such time as all shares of WIMC Common Stock covered thereby have been sold or can be sold under Rule 144 of the Securities Act without any limitation, (ii) no such shares of WIMC Common Stock are beneficially owned by Sellers or (iii) the first anniversary of the effective date of such registration statement.

(b) WIMC shall furnish to Sellers an electronic version of a conformed copy of the registration statement and of each such amendment and supplement thereto (in each case including all exhibits), an electronic version of a copy of the prospectus contained in such registration statement and any supplements thereto and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act and such other documents, including documents incorporated by reference, as Seller may reasonably request.

(c) WIMC shall pay all filing fees, fees of its counsel and accountants and all of its other expenses (for the avoidance of doubt, WIMC shall not pay any underwriting or brokerage fees or Seller’s counsel fees or other expenses) in connection with such registration and resale under the Securities Act, and such registration or qualification under applicable state securities Laws (if any).

(d) WIMC shall indemnify and hold harmless the Sellers from and against any Losses in connection with or arising out of any untrue statement or alleged untrue statement of a material fact required to be stated or necessary to make the statements not misleading in the Registration Statement, except to the extent that such Loss is caused by any such untrue statement or alleged untrue statement based upon information relating to any Seller that is supplied by a Seller for inclusion in the Registration Statement.

(e) Sellers shall indemnify and hold harmless WIMC from and against any Losses in connection with or arising out of any untrue statement or alleged untrue statement of a material fact required to be stated or necessary to make the statements not misleading in any such registration statement (including any document incorporated by reference therein), to the extent, but only to the extent, that such Loss is caused by any such untrue statement or alleged untrue statement based upon information relating to the Sellers that is supplied by the Sellers for inclusion in the Registration Statement.

(f) Each of Sellers understands and agrees that the WIMC Common Stock received by each of the Sellers as Stock Consideration hereunder will contain a legend substantially as follows until such time that such WIMC Common Stock is transferred pursuant to an effective Registration Statement or in accordance with an exemption from the registration requirements of the Securities Act, or until such time as WIMC may notify the transfer agent for such WIMC Common Stock that the legend shall be removed:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

(g) Upon the effectiveness of the registration statement referred to in Section 6.9(a), WIMC shall promptly (and in no event later than two (2) Business Days after the effectiveness) notify the transfer agent for the WIMC's Common Stock that the restrictive legend in subsection (f) above shall be removed from such Common Stock.

(h) WIMC will use commercially reasonable efforts to cause the shares of the WIMC Common Stock to be issued pursuant to Section 2.2(b)(i)(B) of this Agreement to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(i) If at any time WIMC is not required to file reports in compliance with either Section 13 or Section 15(d) of the Securities Exchange Act, WIMC shall reasonably promptly and at its expense, upon the written request of a Seller, make available adequate current public information with respect to WIMC within the meaning of Rule 144(c)(2) under the Securities Act.

(j) If WIMC agrees to file a re-sale shelf registration statement (other than the Registration Statement or a registration statement solely covering equity securities issued pursuant to a Plan) covering shares of WIMC Common Stock owned by a stockholder and such re-sale shelf registration statement is to be declared effective by the SEC sooner than it is contemplated by Section 6.9(a) that the Registration Statement is to be declared effective, WIMC will use its reasonable best efforts to accelerate the effectiveness of the Registration Statement and shall use its reasonable best efforts to delay the effectiveness of such other registration statement so that it is declared effective no earlier than the Registration Statement.

6.10 Allowable Transaction Expense. Prior to Closing, the Sellers shall cause the Corporation to pay an aggregate amount not to exceed the Allowable Transaction Expenses in the amounts and to the Persons set forth on the Closing Statement in satisfaction of Allowable Transaction Expenses owed to such Persons. Schedule 6.10 attached hereto, lists the Persons known by the Corporation and the Sellers as of the Effective Date which will be entitled to receive Transaction Expenses.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Further Assurances.

(a) Each of the parties hereto shall execute and deliver such documents and other papers and take such further action as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents.

(b) During the period between the Effective Date and the Closing, on or before the date that is five (5) Business Days following each month ending after the Effective Date, the Sellers shall reasonably cooperate to cause the Corporation or its accountants to deliver year-to-date Financial Statements in the same manner as prescribed in Section 7.6.

(c) After the Effective Date, WIMC and the Corporation will provide, upon the Sellers’ Representative’s written request, reasonable assistance to Sellers in obtaining an acknowledgment agreement from any relevant Agency in connection with the Notes and the Escrow Note.

7.2 Confidentiality. From and after the Closing Date, each Seller shall (and shall cause its Related Persons to) keep confidential and not use in any manner, any and all confidential information relating to the Corporation and its Subsidiaries or WIMC or WIMC’s Affiliates that remains in or comes into such Seller’s or such Related Person’s possession in any form. The foregoing shall not preclude a Seller from (a) disclosing such confidential information if compelled to disclose the same by judicial or administrative process or by other requirements of any applicable Law (subject to the following provisions of this Section 7.2), (b) discussing or using such confidential information if the same hereafter is in the public domain (other than as a result of a breach of this Agreement) or (c) discussing or using such confidential information if the same is acquired from a Person that is not known to such Seller to be under an obligation to keep such information confidential. If any Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, such Seller shall promptly notify Buyer of any such request or requirement so that Buyer may seek a protective order or other appropriate remedy and waive compliance with the provisions of this Section 7.2. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, any Seller is required to disclose such information, such Seller, without liability hereunder, may disclose that portion of such information which such Seller is legally required to disclose.

7.3 Employee Benefits.

(a) During the period beginning on the Closing Date and ending on the six-month anniversary of the Closing Date (the “Wage and Benefits Continuation Period”), Buyer shall provide employees of the Corporation and each of its Subsidiaries who continue to be employed by either the Corporation or any of its Subsidiaries following the Closing (the “Continuing Employees”) with a salary or hourly wage rate that is no less than the salary or hourly wage rate as provided to such employees immediately prior to the Closing Date. Further, during the Wage and Benefits Continuation Period, Buyer shall arrange for Continuing Employees to either continue to participate in the Benefit Plans in existence immediately prior to the Closing Date, or to participate in the employee benefit plans of Buyer or Buyer’s Affiliates that that provide benefits that are substantially comparable to those provided to Buyer’s employees (collectively, the “New Plans”).

(b) Buyer agrees that, from and after the Closing Date, Buyer shall and shall cause each of the Corporation and its Subsidiaries to grant Continuing Employees credit for any service with such company earned prior to the Closing Date to the same extent such service was credited under a comparable Benefit Plan (i) for eligibility and vesting purposes, and (ii) for purposes of vacation accrual and severance benefit determinations, under the New Plans, in each case, except as would result in duplication of benefits. In addition, Buyer shall use commercially reasonable efforts to cause (A) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plans replace coverage under comparable Benefit Plans in which such Continuing Employee participated prior to Closing, (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively at work requirements and similar limitations of such New Plan to be waived for such Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Benefit Plans, and (C) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the portion of the plan year of the Benefit Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying such deductible, co-insurance and covered out-of-pocket expenses requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Section 7.3(c) of the Disclosure Schedules sets forth the aggregate accrued bonuses, as of the Closing Date, for Continuing Employees in respect of the fiscal year ending December 31, 2012 (the “Accrued Bonus”). Prior to the Closing Date, the Corporation shall pay, or cause to be paid, the Accrued 2012 Bonus to the Continuing Employees.

(d) In order to facilitate satisfying the requirements of Section 280G(b)(5)(A)(ii) of the Code, the Corporation shall, on or prior to the Closing Date, (x) use its commercially reasonable efforts to obtain appropriate waivers with respect to any payments or benefits that could reasonably be viewed as “parachute payments” and that are provided under any contractual arrangement with any “disqualified individual” within the meaning of Section 280G of the Code and the regulations thereunder, and (y) submit to a vote of the stockholders of the Corporation (or other relevant entity) for their approval of all “parachute payments” for which there is no contractual entitlement or with respect to which any contractual entitlement has been waived in accordance with clause (x) above; provided that (i) such stockholder vote shall be structured in a manner intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, (ii) the Corporation shall first obtain the Buyer's written consent regarding the intended documentation, form and provisions of such stockholder vote (provided that the Buyer shall review such documentation, form and provisions promptly and such consent shall not be unreasonably delayed or withheld) and (iii) the Corporation makes no guarantee or representation that the waivers contemplated under clause (x) above may be obtained using the Corporation's commercially reasonable efforts.

(e) This Section 7.3 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.3, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.3. Without limiting the foregoing, no provision of this Section 7.3 will create any third party beneficiary rights in any current or former employee of the Corporation or any Continuing Employees. Nothing in this Section 7.3 is intended to interfere with the Buyer’s right from and after the Closing, subject to compliance with any applicable Contracts, Benefit Plans and Laws, to amend or terminate any Benefit Plan, New Plan or the employment of any Continuing Employee.

7.4 Release. In consideration of the premises contained herein, the consideration to be received by each Seller pursuant to this Agreement for the sale of the goodwill of the Business, and in consideration of and as an inducement to Buyer to consummate the Contemplated Transactions, each Seller on behalf of itself and its Related Persons, hereby releases and forever discharges WIMC, Buyer and the Corporation, and each of their respective past, present and future officers, directors, representatives, Affiliates, stockholders, successors and assigns (in their capacities as such) (individually, a “Released Party” and collectively, “Released Parties”) from any and all claims, demands, proceedings, causes of action, Orders, obligations, Contracts, Indebtedness and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller or any of such Seller’s Related Persons now has, have ever had or may hereafter have against the respective Released Parties arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including any rights to indemnification or reimbursement from any Released Party, whether pursuant to their respective constituent documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided that nothing contained herein shall operate to release any obligations of Buyer arising under (a) that certain Indemnification Agreement executed by the Corporation and the directors of the Corporation, dated March 29, 2007 (the “Indemnification Agreement”), or any other obligation to indemnify directors or officers set forth in (i) the Governing Documents of the Buyer or any of its Affiliates, or the Corporation or any of its Subsidiaries or (ii) in any other agreement (collectively the “D&O Indemnification Obligations”) or (b) this Agreement or the other Transaction Documents including, but not limited to, the Sellers’ rights under Article 10. Each Seller on behalf of itself and its Related Persons hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Released Party, based upon any matter purported to be released hereby.

7.5 Non-Compete; Non-Solicit.

(a) Except as specifically provided in this Section 7.5, (i) for a period beginning on the Effective Date and ending with respect to the JAM Sellers, 18 months after the Closing Date, no JAM Seller shall (A) provide any financing to any existing portfolio company of any of the JAM Sellers that will be used to fund the servicing of HECM Loans in the United States, including, without limitation, the development, marketing, selling or other distribution of software processing or other technology products relating to servicing HECM Loans (a “JAM Restricted Business”), or (B) make a new investment in any private Person that, as of the date of such investment, engages in a JAM Restricted Business, including any entity listed on Schedule 7.5, or has the intention of engaging in a JAM Restricted Business, and (ii) for a period beginning on the Effective Date and ending with respect to the Sellers other than a JAM Seller, on the later of (A) 18 months after the Closing Date, and (B) the end of any non-compete provision of any employment agreement between such Seller other than a JAM Seller and the Corporation (in each case the “Non-Compete Period”), no such Seller other than a JAM Seller shall, nor shall any of such Sellers other than a JAM Seller’s controlled Affiliates directly or indirectly, engage in, assist others in engaging in, or have an interest in any Person that engages in, or knowingly encourage or facilitate another Person to engage in the origination or servicing of HECM Loans in the United States, including, without limitation, the development, marketing, selling or other distribution of software processing or other technology products relating to HECM Loans (a “Restricted Business”).

(b) Notwithstanding the foregoing, this Section 7.5 shall not operate to prevent or restrict with respect to any Seller, any such Seller’s or any Affiliate of any such Seller’s passive investment in capital stock or other ownership interests of any Person traded on any national securities exchange, if such Seller or Affiliate is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 10% or more of any class of securities of such Person.

(c) For a period ending on the first anniversary of the Closing Date, the Sellers agree that none of the Sellers nor any of their controlled Affiliates will, directly or indirectly, (i) induce, encourage or solicit any such officer or employee to leave his or her position with Buyer, the Corporation and/or any Subsidiary of WIMC or of the Corporation, as the case may be, or to accept any other position with any other Person or (ii) induce, encourage or solicit any such officer or employee to violate the terms of such officer or employee’s employment Contracts, or any other employment arrangement, with Buyer, the Corporation and/or any Subsidiary of WIMC or of the Corporation; provided that the foregoing clauses (i) and (ii) shall not apply to (x) any employee who had ceased to be employed by Buyer, the Corporation and any Subsidiary of WIMC or of the Corporation at least six (6) months prior to any such action by such Seller or its Affiliate or (y) any employee who responds to general solicitations of employment not specifically directed toward Buyer, the Corporation or any Subsidiary of WIMC, of the Corporation or any of their respective Affiliates. As used in this Subsection 7.5(c), the term “controlled Affiliate” when applied to the JAM Sellers shall mean an Affiliate of a JAM Seller in which the JAM Seller owns greater than 50% of the voting Equity Interest of such Affiliate or 50% or more of the board of such Affiliate is designated by, or affiliated with, the JAM Seller.

(d) The Sellers acknowledge and agree that their obligations set forth in this Section 7.5 are an essential element of this Agreement and that, but for the agreement of the Sellers in this Section 7.5, Buyer would not have entered into this Agreement. The Sellers acknowledge and agree that the undertakings of the Sellers in this Section 7.5 constitute an independent covenant by each of the Sellers and shall not be affected by the performance or nonperformance by any party hereto of any other term or provision of this Agreement. Each Seller acknowledges that it has consulted with its own counsel with regard to this Section 7.5 and, after such consultation, agrees that the obligations set forth in this Section 7.5 are reasonable and proper, have been negotiated fully and fairly and represent an agreement based on the totality of the Contemplated Transactions. For the avoidance of doubt, the parties acknowledge and agree that the sole consideration for the obligations set forth in this Section 7.5 is the agreement to consummate the Contemplated Transactions and no portion of the Purchase Price is allocable to the obligations set forth in this Section 7.5.

7.6 Restated Financial Statements.

(a) On or before the Closing Date, the Sellers shall cause its accountants to prepare and deliver to Buyer the following audited financial statements, restated to conform to the GAAP requirements as applied by WIMC (collectively, the “Restated Financial Statements”): Audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, members’ equity and comprehensive income (loss), and cash flows, including any required footnote disclosures, for each of the three years in the period ended December 31, 2011 restated to reflect the HECM/HMBS issuances as financing transactions rather than sales.

(b) During the period between the Effective Date and the Closing, on or before the date that is ten (10) Business Days following each month ending after the Effective Date, the Sellers shall cause the Corporation or its accountants to deliver to Buyer a schedule in the form of Annex A, reflecting the calculation of operating income (except for the purposes of Annex A all Transaction Expenses shall be excluded from such calculation) of the Corporation and its Subsidiaries prepared on a consistent basis in accordance with past practices for the year-to-date period ending on such prior month end.

7.7 Refinancing. If WIMC engages in a transaction or series of related transactions that constitute a refinancing of all or substantially all of the Indebtedness outstanding under either the WIMC First Lien Credit Agreement or WIMC Second Lien Credit Agreement (a “Refinancing”), the issuer of each Note and the Escrow Note shall pay the entire unpaid principal amount of each Note and the Escrow Note then outstanding and all then accrued and unpaid interest thereon, after giving effect to any reduction in the principal of the Escrow Note in accordance with Section 10.7(c), within ten (10) Business Days of the completion of such Refinancing; provided that if a Refinancing occurs prior to the release of the Escrow Amount pursuant to the Escrow Agreement, all amounts paid hereunder in respect of principal of the Escrow Note will be deposited with the Escrow Agent in the Escrow Account and all amounts paid hereunder with respect to accrued and unpaid interest on the Escrow Note shall be paid to the Sellers.

7.8 Indemnification; Directors’ and Officers’ Insurance.

(a) Subject to the accuracy or the representations made in Section 3.13, Buyer agrees that all rights to indemnification or exculpation now existing in favor of the current or former directors, officers, employees and agents of the Corporation or any of its Subsidiaries, as provided in the Governing Documents of such entities or otherwise in effect as of the date of this Agreement, including, without limitation, the Indemnification Agreement, with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that each of the Corporation and its Subsidiaries, on its own behalf, will perform and discharge its obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and each of the Corporation and its Subsidiaries shall advance expenses in connection with such indemnification as provided in such Governing Documents or its other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Governing Documents of the Corporation and its Subsidiaries shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any of the Corporation of any of its Subsidiaries, unless such modification is required by applicable Law.

(b) Contemporaneously with the Closing, Buyer shall cause the Corporation to, and the Corporation shall, purchase and maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any directors’ and officers’ liability insurance policies of the Corporation or any of its Subsidiaries as of the date of the Effective Date or the Closing Date, for a period of four (4) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the current directors’ and officers’ liability insurance policies of the Corporation or its Subsidiaries, as applicable; provided that the Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c) The directors, officers, employees and agents of each of the Corporation and its Subsidiaries that are entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.8 are intended to be third party beneficiaries of this Section 7.8. This Section 7.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Corporation.

7.9 Worker Adjustment Retraining Notification Act. Buyer shall be responsible for any notice requirement or other obligation to any person under the federal Worker Adjustment Retraining Notification Act or any similar state law (“WARN”) arising from or triggered by (a) the termination of employment of any employee of the Corporation or any of its Subsidiaries at the time of or after Closing, or (b) Buyer’s decision not to retain any person employed by the Corporation or any of its Subsidiaries as of the Closing. So that Buyer may evaluate any potential WARN issue, the Corporation shall prepare a list of all terminations of employment by the Corporation or any of its Subsidiaries within ninety (90) days preceding the Closing, including employee name, date of termination, reason for termination, facility and operating unit (the “Termination List”). Conditioned upon the Termination List being accurate in all material respects, Buyer shall indemnify, defend and hold harmless each Seller Indemnified Party, from any and all Losses arising under this Section 7.9 for which Buyer is responsible as set forth above, including any Losses with respect to any former employees as listed on the Termination List, any person employed by the Corporation or any of its Subsidiaries as of the Closing and/or any person employed by Buyer after the Closing.

ARTICLE 8

CONDITIONS TO THE CLOSING

8.1 Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) all applicable waiting periods (and any extensions thereof) under the HSR Act and any other Antitrust Laws will have expired or otherwise been terminated; and

(b) no provision of any applicable Law and no Order shall prohibit or restrain the consummation of the Contemplated Transactions and no Proceeding commenced by any Governmental Entity shall be pending or threatened in writing which seeks to prevent, enjoin, delay or restrain the Contemplated Transactions.

8.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Contemplated Transactions are subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following further conditions:

(a) (i) the Corporation and each Seller shall have performed in all material respects all of its respective obligations hereunder required to be performed by such party at or prior to the Closing Date, and Buyer shall have received a certificate signed by a duly authorized signatory of each such party (including, with respect to the Corporation, the Chief Executive Officer of the Corporation) to such effect; and

(ii) the representations and warranties of each Seller and the Corporation contained in this Agreement (A) that are qualified by materiality, material adverse effect or Material Adverse Effect shall be true and correct at and as of the Effective Date and at and as of the Closing Date as if made at and as of the Closing Date and (B) that are not qualified by materiality, material adverse effect or Material Adverse Effect shall be true and correct in all material respects at and as of the Effective Date and at and as of the Closing Date as if made at and as of the Closing Date (except in each case in respect of representations made as of a specified date, which shall be true and correct or true and correct in all material respects, as the case may be, as of such specified date), and Buyer shall have received a certificate signed by a duly authorized signatory of each such party (including, with respect to the Corporation, the Chief Executive Officer of the Corporation) to such effect.

(b) except as expressly disclosed in this Agreement, including the Disclosure Schedules, there shall not have occurred an event which has a Material Adverse Effect;

(c) all Required Consents set forth on Section 8.2(c) of the Disclosure Schedules shall have been received by the Sellers and the Corporation in form and substance reasonably satisfactory to Buyer, and all such Required Consents shall be in full force and effect;

(d) Buyer shall have received all of the Closing deliveries to be provided by the Corporation and the Sellers in accordance with Section 9.1;

(e) Year-to-Date Cumulative Operating Income, as set forth on the most recent Year-to-Date Cumulative Operating Income Schedule required to be delivered to Buyer pursuant to Section 7.6, shall not be less than the target Year-to-Date Cumulative Operating Income for the corresponding period, as set forth on Annex A.

(f) H. Marc Helm, Kevin J. Gherardi, and Michael D. Kent shall have executed and delivered to Buyer employment agreements and Robert D. Yeary shall have executed and delivered to Buyer a consulting agreement, all in the forms attached hereto as Exhibit F;

(g) As of the Closing Date the Corporation shall satisfy the minimum net worth and liquidity requirements set forth in Chapter 2 of the Ginnie Mae Guide; and

(h) WIMC or an Affiliate of WIMC shall have reached agreement with the providers of the Existing Financing Facilities referenced in Section 3.10(a)(x) of the Disclosure Schedules regarding the continuation of such Existing Financing Facilities after the Closing, and the Corporation shall have amended the terms of such Existing Financing Facilities in compliance with such agreement and to the reasonable satisfaction of the Buyer, effective as of the Closing Date, to the extent necessary for such Existing Financing Facilities to continue as so amended on and after the Closing Date.

8.3 Condition to the Obligation of the Sellers. The obligations of the Sellers to consummate the Closing are subject to the satisfaction or waiver by the Sellers’ Representative at or prior to the Closing of the following further conditions:

(a) (i) Buyer shall have performed in all material respects all of Buyer’s obligations hereunder required to be performed by Buyer at or prior to the Closing Date, and the Sellers shall have received a certificate signed by a duly authorized officer of Buyer to such effect; and

(ii) the representations and warranties of WIMC contained in this Agreement (A) that are qualified by materiality or material adverse effect shall be true and correct at and as of the Effective Date and at and as of the Closing Date as if made at and as of the Closing Date and (B) that are not qualified by materiality or material adverse effect shall be true and correct in all material respects at and as of the Effective Date and at and as of the Closing Date as if made at and as of the Closing Date (except in each case in respect of representations made as of a specified date, which shall be true and correct or true and correct in all material respects, as the case may be, as of such specified date), and the Sellers shall have received a certificate signed by a duly authorized officer of WIMC to such effect;

(b) The Sellers shall have received all of the Closing deliveries to be provided by Buyer in accordance with Section 9.2;

(c) Buyer shall have executed and delivered the Escrow Note to the Escrow Agent;

(d) the shares of the WIMC Common Stock have been duly authorized and issued as part of the Stock Consideration.

8.4 Frustration of Closing Conditions. None of the Corporation, Sellers or Buyer may rely on the failure of any condition set forth in Sections 8.1, 8.2 and 8.3, as the case may be, to be satisfied if such failure was caused by such Person’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its commercially reasonable efforts to consummate the transactions contemplated in this Agreement.

ARTICLE 9

CLOSING DELIVERIES

9.1 Delivery by the Sellers and the Corporation. At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer the following:

(a) the certificates representing all of the Shares, which shall be either duly endorsed or accompanied by stock powers duly executed by the Sellers in favor of Buyer;

(b) the Escrow Agreement, duly executed by Sellers’ Representative;

(c) the Lock-Up Agreement duly executed by each Seller;

(d) copies of or other evidence reasonably acceptable to Buyer of all Required Consents;

(e) certificates of the Sellers and the Corporation certifying the matters set forth in Section 8.2(a);

(f) executed resignations, effective as of the Closing Date, of each director of the Corporation and its Subsidiaries requested by Buyer in writing prior to the Closing;

(g) all of the Restated Financial Statements in accordance with Section 7.6(a);

(h) all of the Year-to-Date Operating Income Schedules in accordance with Section 7.6(b); and

(i) the Termination List.

9.2 Delivery by Buyer. At the Closing, Buyer shall deliver to Sellers the following:

(a) the Cash Consideration, less the Excess Transaction Expenses, in accordance with Section 2.2(b)(i)(A);

(b) the Stock Consideration free and clear of all Liens (other than restrictions to which any Seller may be subject under applicable securities Laws);

(c) the Note and related pledge agreement;

(d) the Escrow Agreement (including evidence the Escrow Note and related pledge agreement have been delivered to the Escrow Agent) duly executed by Buyer;

(e) the Lock-Up Agreement duly executed by the Buyer; and

(f) a certificate of Buyer signed by a duly authorized officer of Buyer certifying the matters set forth in Section 8.3(a)(i).

ARTICLE 10

INDEMNIFICATION

10.1 General Indemnification.

(a) Subject to the provisions of this Article 10, from and after the Closing Date, the Sellers, severally and not jointly, hereby agree to indemnify, defend and hold harmless WIMC and all of WIMC’s Affiliates and each of their respective directors, officers, employees, agents, equityholders, successors and assigns (each, a “WIMC Indemnified Party” and, collectively, the “WIMC Indemnified Parties”), from and against any and all Losses incurred or suffered by any WIMC Indemnified Party arising out of, based upon or resulting from any of the following:

(i) any breach of any representation or warranty contained in or referred to in Article 3 (other than the representations and warranties contained in Section 3.15), Article 4 or in any certificate delivered by or on behalf of any Seller or the Corporation pursuant to Section 9.1;

(ii) any breach by any Seller or the Corporation of, or any failure of any Seller or the Corporation to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement; or

(iii) any Excess Transaction Expenses (to the extent not deducted from the Purchase Price pursuant to Article 2).

(b) Subject to the provisions of this Article 10, from and after the Closing Date, WIMC hereby agrees to indemnify, defend and hold harmless each Seller and their respective Affiliates, and each of their respective directors, officers, employees, agents, equityholders, successors and assigns (each, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by any Seller Indemnified Party arising out of, based upon or resulting from any of the following:

(i) any breach of any representation or warranty contained in or referred to in Article 5 or in any certificate delivered by or on behalf of WIMC pursuant to Section 9.2;

(ii) any breach by Buyer of, or any failure of Buyer to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement; or

(iii) any Business operations conducted after the Closing.

(c) If a Person entitled to indemnification under this Article 10 (the “Indemnified Party”) shall incur or suffer any Losses in respect of which indemnification may be sought under this Article 10 against the Person(s) required to provide indemnification under this Article 10 (collectively, the “Indemnifying Party”), the Indemnified Party shall assert a claim for indemnification by promptly providing a written notice (the “Notice of Loss”) to the Indemnifying Party (or in the case of any notice required to be given to a Seller, to the Sellers’ Representative) stating, in reasonable detail, the nature and basis of such Notice of Loss. The Notice of Loss shall be provided to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware that it has incurred or suffered a Loss. Notwithstanding the foregoing but subject to Section 10.2, any failure to provide the Indemnifying Party with a Notice of Loss, or any failure to provide a Notice of Loss in a timely manner as aforesaid, shall not relieve any Indemnifying Party from any Liability that it may have to the Indemnified Party under this Section 10.1 except to the extent that the ability of such Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party’s failure to give such Notice of Loss. If the Notice of Loss relates to a Third Party Claim, the procedures set forth in Section 10.1(d) shall be applicable. If the Notice of Loss does not relate to a Third Party Claim, the Indemnifying Party shall have thirty (30) days from the date of receipt of such Notice of Loss to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Loss, as the case may be, by delivering written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Notice of Loss within such 30 day period, the Indemnifying Party shall be deemed to have agreed to the Notice of Loss and shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Notice of Loss to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection, the Indemnifying Party and the Indemnified Party shall use their commercially reasonable efforts to settle (without an obligation to settle) such claim for indemnification. If the Indemnifying Party and the Indemnified Party do not settle such dispute within thirty (30) days after the Indemnified Party’s receipt of the Indemnifying Party’s notice of objection, the Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of their respective rights under this Article 10.

(d) Promptly after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any action, suit or proceeding by a third party (a “Third Party Claim”) in respect of which the Indemnified Party shall seek indemnification hereunder, the Indemnified Party shall so notify in writing the Indemnifying Party, but subject to Section 10.2 any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to the Indemnified Party under this Section 10.1 except to the extent that the ability of the Indemnifying Party to defend the Third Party Claim is materially prejudiced by the Indemnified Party’s failure to give such notice. In no event shall the Indemnified Party admit any Liability with respect to such Third Party Claim or settle, compromise, pay or discharge such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any such claim as to which the Indemnifying Party has acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the right to assume the defense (at the expense of the Indemnifying Party) of any such claim through counsel chosen by the Indemnifying Party by notifying the Indemnified Party within thirty (30) days after the receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, that any such counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, that the Indemnified Party (at the expense of the Indemnifying Party) shall have the right to employ counsel to represent it at the expense of the Indemnifying Party if there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to any Indemnifying Party or if there is otherwise a potential conflict between the interests of the Indemnified Party and any Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party. The Indemnifying Party agrees to render to the other parties such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim, which assistance shall include, to the extent reasonably requested by a party, the retention, and the provision to such party, of records and information reasonably relevant to such Third Party Claim, and making employees of the other party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may not settle, compromise, or offer to settle or compromise, or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such claim. Neither the Indemnified Party nor any of its Affiliates may settle, compromise, or offer to settle or compromise, or otherwise dispose of any Third Party Claim for which the Indemnifying Party may have a Liability under this Agreement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) With respect to any claim as to which the Indemnifying Party shall have acknowledged in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party hereunder, after written notice by the Indemnifying Party to the Indemnified Party of the election by the Indemnifying Party to assume control of the defense of any such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof, except if the Indemnified Party has the right to employ counsel to represent it at the expense of the Indemnifying Party as set forth in Section 10.1(d). If the Indemnifying Party does not assume control of the defense of such Third Party Claim within thirty (30) days after the receipt by the Indemnifying Party of the notice required pursuant to Section 10.1(d) as provided above, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party. The party controlling the defense of any Third Party Claim shall in any event defend any such matters vigorously and in good faith.

(f) Notwithstanding anything to the contrary contained in this Section 10.1, to the extent there is any inconsistency between this Section 10.1(e) and Section 10.5 as to any Tax Claim, Section 10.5 shall control.

10.2 Survival. The representations and warranties in this Agreement shall survive the Closing for a period of twelve (12) months from the Closing Date (the “General Survival Date”), except that (i) the representations and warranties made in Sections 3.1, 3.3, 3.22, 4.1, 4.3 and 4.5 and the first sentence of Section 3.2(a) (and any corresponding representations made in the certificates delivered by the Corporation and the Sellers pursuant to Section 9.1) (collectively, the “Seller Fundamental Representations”) and Sections 5.1 and 5.2 (and any corresponding representations made in the certificate delivered by Buyer pursuant to Section 9.2) (the “WIMC Fundamental Representations”) shall survive for a period of six (6) years from the Closing Date and (ii) the representations and warranties set forth in Section 3.15 and Section 3.18 (and any corresponding representations made in the certificates delivered by the Sellers pursuant to Section 9.1) shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers). Notwithstanding the foregoing, any representation or warranty (and the indemnification obligations of the parties hereto with respect thereto) that would otherwise terminate in accordance with this Section 10.2 will continue to survive if good faith written notice (including reasonable detail and reasonable specificity, to the extent known, as to nature and amount) for indemnification shall have been given in accordance with this Article 10 on or prior to such termination date, until such claim for indemnification has been satisfied or otherwise resolved as provided herein. Neither the Buyer nor the Sellers shall have any liability with respect to claims first asserted in connection with any representation or warranty after the applicable survival period specified therefor in this Section 10.2. All covenants and agreements in this Agreement will terminate on the Closing Date other than those covenants and agreements which by their terms are to be performed after the Closing Date, which in each case shall survive until fully performed; provided that, nothing herein shall prevent WIMC and its permitted assignees, on the one hand, or Sellers, on the other hand, from making any claim hereunder, or relieve WIMC or its permitted assignees, or the Sellers from any liability hereunder, after such time for any breach thereof.

10.3 Limitation on Liability.

(a) Subject to Section 10.3(c), the Sellers shall not have any liability pursuant to Section 10.1(a)(i) or pursuant to Section 10.4 for any Losses unless and until the aggregate amount of all such Losses exceeds $1,500,000 (the “Threshold Amount”), in which event the Sellers shall be liable for indemnification pursuant to Section 10.1(a)(i) or pursuant to Section 10.4 for the aggregate amount of all such Losses exceeding $375,000 (the “Deductible”), including the Threshold Amount, up to but not exceeding (i) $9,000,000 with respect to indemnification pursuant to Section 10.1(a)(i), plus (ii) $5,000,000 with respect to indemnification pursuant to Section 10.4 (the “Indemnity Cap”). In addition, the Sellers shall not have any liability pursuant to Section 10.1(a)(i) or Section 10.4 for any Losses with respect any individual matter in which the amount of Losses claimed is less than $10,000, and any such Losses shall not be included in any analysis of whether the Threshold Amount or the Deductible Amount has been exceeded.

(b) Subject to Section 10.3(d), Buyer shall not have any liability pursuant to Section 10.1(b)(i) for any Losses unless and until the aggregate amount of all such Losses exceeds the Threshold Amount, in which event Buyer shall be liable for indemnification pursuant to Section 10.1(b)(i) for the aggregate amount of all such Losses exceeding the Deductible Amount, including the Threshold Amount, up to but not exceeding the Indemnity Cap. In addition, the Buyer shall not have any liability pursuant to Section 10.1(a)(i) for any Losses with respect any individual matter in which the amount of Losses claimed is less than $10,000, and any such Losses shall not be included in any analysis of whether the Threshold Amount or the Deductible Amount has been exceeded.

(c) The limitations on liability set forth in Section 10.3(a) shall not apply with respect to Losses resulting from (i) any breach of any of the Seller Fundamental Representations, or (ii) fraud or willful misrepresentation with respect to (x) any breach of any representation or warranty contained in Article 3 or Article 4 or (y) any certificate delivered by or on behalf of Sellers or pursuant to Section 9.1.

(d) The limitations on liability set forth in Section 10.3(b) shall not apply with respect to Losses resulting from (i) any breach of any of the WIMC Fundamental Representations or the covenant and agreement set forth in Section 7.9 or (ii) fraud or willful misrepresentation with respect to (x) any breach of a representation or warranty contained in Article 5 or (y) any certificate delivered by or on behalf of Buyer pursuant to Section 9.2.

(e) In calculating the amount of the Losses to any Indemnified Party, such Losses shall be reduced by (i) any amounts actually recovered by the Indemnified Party in respect of such Losses from any third party (including insurance proceeds) and (ii) any Tax savings or Tax benefit (for the avoidance of doubt, net of any tax detriment arising from indemnification) that is actually realized by such Indemnified Party or an Affiliate thereof as a result of the fact or circumstances giving rise to the Losses. Such Indemnified Party will provide a calculation of such Tax savings or Tax benefit in reasonable detail; provided that no Tax Returns or other supporting information will be provided by such Indemnified Party. Notwithstanding anything to the contrary in this Agreement, (x) Sellers shall not have any liability pursuant to Section 10.1 or Section 10.4 for Losses to the extent such Losses are attributable to any additional Liabilities, including Tax Liabilities, that arise due to the restatement of the Corporation's financial statements pursuant to Section 7.6, or to the extent such Losses are due to (1) Buyer’s breach of any of its representations, warranties, covenants or agreements herein and/or (2) actions and inactions of Buyer or its Affiliates which constitute willful misconduct, bad faith or gross negligence and (y) Sellers shall not have any liability pursuant to Section 10.1 for Losses to the extent such Losses are shown as expressly reserved on the Corporation’s financial statements prior to the Closing Date.

(f) The indemnification obligations hereunder of any Indemnifying Party shall be subject to a duty on the part of the Indemnified Party to mitigate to the extent required by Law any Loss of which the Indemnified Party has actual knowledge.

(g) For the avoidance of doubt, no Indemnified party shall be entitled to indemnification or reimbursement under any provision of this Agreement in respect of any Loss to the extent such Person (or any of its Affiliates) has been previously indemnified or reimbursed in respect of such Loss pursuant to any other provision of this Agreement or any of the other Transaction Documents.

10.4 Tax Indemnity.

(a) Subject to Section 10.2 and Section 10.3, from and after the Closing Date, the Sellers, severally and not jointly, hereby agree to indemnify, defend and hold harmless the WIMC Indemnified Parties from and against any of the following:

(i) any liability for Taxes with respect to any taxable period of the Corporation or any of its Subsidiaries (or any predecessors) for all taxable periods ending on or before the Closing Date (the “Pre-Closing Period”);

(ii) any liability for Taxes with respect to the portion of any Straddle Period ending on the Closing Date;

(iii) any Losses arising out of, based upon or resulting from any breach of (A) any representation or warranty contained in Section 3.15 (relating to Taxes) or (B) any covenant set forth in Section 6.1(b)(xv); and

(iv) any and all liability (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of Seller or any other person (other than Corporation or any of its Subsidiaries) which is or has ever been affiliated with Corporation or any of its Subsidiaries or with whom Corporation or any of its Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date;

provided, in the case of clauses (i) through (iv) above, Sellers shall be liable only to the extent that such Taxes or other liabilities exceed the amount, if any, reserved for such Taxes or liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Latest Balance Sheet, as such reserved amount is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Corporation and its Subsidiaries in filing their Tax Returns and taking into account the results of the operations of the Corporation and its Subsidiaries from the date of the Latest Balance Sheet through the Closing Date.

(b) Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Section 10.4 shall terminate at the close of business on the sixtieth (60th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(c) In the case of any taxable period that begins on or before and ends after the Closing Date (a “Straddle Period”), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(i) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) In the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

For purposes of this Section 10.4(c), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on (and including) the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

10.5 Tax Claims.

(a) If a claim shall be made by any taxing authority either (i) relating to any Pre-Closing Period or (ii) which, if successful, might result in an indemnity payment to the Buyer pursuant to Section 10.6 (including any Tax Claims described in Section 10.5(d)), then the Buyer shall give notice to the Sellers’ Representative in writing of such claim and of any counterclaim the Indemnified Party proposes to assert (each a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure.

(b) With respect to any Tax Claim relating to any a Pre-Closing Period, Sellers’ Representative shall, solely at Sellers’ cost and expense, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Notwithstanding the foregoing, Sellers’ Representative shall not settle such Tax Claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and Buyer, and counsel of its own choosing, shall have the right to participate fully, at its sole cost and expense, in all aspects of the prosecution or defense of such Tax Claim if it reasonably determines that such Tax Claim could have a material adverse impact on the Taxes of the Corporation or any of its Subsidiaries in a taxable period or portion thereof beginning after the Closing Date.

(c) Sellers’ Representative and Buyer shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Corporation or any of its Subsidiaries for a Straddle Period, and shall bear their own respective costs and expenses. Neither Sellers’ Representative nor Buyer shall settle any such Tax Claim without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Buyer shall control all proceedings with respect to any Tax Claim relating to a taxable period or portion thereof beginning after the Closing Date. Sellers’ Representative, and counsel of its own choosing, shall have the right to participate at its sole cost and expense in all aspects of the prosecution or defense of such Tax Claim if Sellers’ Representative reasonably determines that such Tax Claim could result in Sellers having an obligation to indemnify Buyer for all or a portion of such Tax Claim pursuant to Section 10.4, and Buyer shall not settle any such Tax Claim without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

10.6 Payment.

(a) Upon a determination of liability under this Article 10, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within fifteen (15) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. Subject to Section 10.7, upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person, firm, corporation or other entity with respect to the subject matter of such claim.

(b) Any items as to which any WIMC Indemnified Party is entitled to payment under this Agreement shall be paid to such WIMC Indemnified Party first pursuant to the terms of the Escrow Agreement (first from the then outstanding principal amount of the Escrow Note, and second from any funds on deposit in the Escrow Account), to the extent that such amounts are sufficient to pay such items, and then from the Sellers directly. The responsibility for payment of any items as to which any WIMC Indemnified Party is entitled under Sections 10.1(a) or Section 10.4 (up to the Indemnity Cap except in the case of payments covering Losses resulting from (i) any breach of any of the Seller Fundamental Representations or (ii) fraud or willful misrepresentation with respect to any breach of any representation or warranty contained in Article 3 or Article 4 or in any certificate delivered by or on behalf of Sellers or pursuant to Section 9.1) shall be borne by the Sellers pro rata in accordance with the Sellers’ respective percentage interests as set forth in Section 3.3(b) of the Disclosure Schedules, whether or not, in the case of a breach of a representation or warranty, all Sellers made such representation or warranty.

10.7 Escrow. On the Closing Date, Buyer shall, pursuant to the provisions of Section 2.4, deliver to the Escrow Agent, as agent of Buyer, the Escrow Note, in accordance with the terms of this Agreement and the Escrow Agreement, which will be executed at the Closing. The Escrow Agent shall hold the Escrow Note in accordance with, and subject to, the terms and conditions of the Escrow Agreement, which shall, among other things, provide that, (a) any interest that becomes due and payable under the Escrow Note will be paid to the Sellers’ Representative, and will not be held by the Escrow Agent, whether or not there are any pending claims for indemnification pursuant to this Article 10, (b) any claims for indemnification pursuant to this Article 10 shall first be satisfied from the then outstanding principal amount of the Escrow Note and second from any funds in the Escrow Account and (c) any amount by which the Escrow Note is reduced in satisfaction of a claim pursuant to this Article 10 shall be used to reduce the principal of the Escrow Note; provided, however, that the amounts payable under the Escrow Note and funds in the Escrow Account shall not be paid to the Sellers’ Representative to the extent that the then-remaining principal amount of the Escrow Note and funds in the Escrow Account may be required to satisfy any claim for indemnification pursuant to this Article 10 that has been brought in good faith and with written notice (including reasonable detail and reasonable specificity, to the extent known, as to nature and amount) on or prior to the General Survival Date and which has not been finally resolved. Promptly after the delivery to the Sellers’ Representative upon the release of the Escrow Amount of any cash balance of the Escrow Note and funds in the Escrow Account to which the Sellers’ Representative is entitled under the Escrow Agreement, the Sellers’ Representative shall pay to each Seller such Seller’s share of such remaining cash balances of the Sellers’ Representative Reserves that have not been used to reimburse the Sellers’ Representative for costs incurred in the performance of their duties as Sellers’ Representative under this Agreement, pro rata in accordance with the Sellers’ respective percentage interests.

10.8 No Recourse. Except for any and all D&O Indemnification Obligations, each Seller hereby irrevocably waives any and all claims and right to recourse against the Corporation, its Subsidiaries or any of the Corporation’s or its Subsidiaries’ respective Employees, including such claims and right to recourse with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by any Seller or the Corporation in this Agreement, the Transaction Documents or any other agreements and documents executed or to be executed in order to consummate the Contemplated Transactions. Except for any and all D&O Indemnification Obligations, no Sellers shall be entitled to contribution from, subrogation to or recovery against the Corporation or its Subsidiaries with respect to any Liability of the Sellers, including any such Liability that may arise under or pursuant to this Agreement, the Transaction Documents or any other agreements or documents executed or to be executed by the parties hereto in connection herewith.

10.9 Effect of Knowledge on Indemnification. The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

10.10 Exclusive Remedy. Except as set forth in Section 13.12, the rights and remedies of the parties contained in this Article 10 shall be the sole and exclusive rights and remedies of the parties with respect to claims, Actions or Losses under this Article 10 or otherwise in connection with this Agreement or the Contemplated Transactions.

ARTICLE 11

TAX MATTERS

11.1 Responsibility for Filing Tax Returns

(a) For any Pre-Closing Period of the Corporation or any of its Subsidiaries, the Buyer shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with existing procedures, practices and accounting methods) with the appropriate taxing authorities, all Tax Returns required to be filed after the Closing Date. Buyer shall provide a copy of each such Tax Return to the Sellers’ Representative for its review and comment at least 30 days prior to the due date of each such Tax Return and Sellers’ Representative shall comment on each such Tax Return within 30 days of receipt. Buyer shall incorporate all reasonable comments made by Sellers’ Representative to each such Tax Return, timely file each such Tax Return, and pay all Taxes due with respect to such Tax Returns, subject to Buyer’s right to be indemnified by Sellers pursuant to Section 10.4; provided, however, that no such Tax Return shall be filed without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Corporation or any of its Subsidiaries for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns.

(c) For any Straddle Period, Buyer shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Corporation and its Subsidiaries required to be filed and shall pay all Taxes due with respect to such Tax Returns (subject to Buyer’s right to be indemnified by Sellers pursuant to Section 10.4; with respect to the taxable periods covered by such Tax Returns. Each such Tax Return shall be prepared on a basis consistent with existing procedures, practices and accounting methods unless otherwise required by applicable law. No such Tax Return shall be filed without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) If Buyer files any amended Tax Return of the Corporation or any of its Subsidiaries, or any Tax Return relating to a jurisdiction in which neither the Corporation nor any of its Subsidiaries currently files a Tax Return, in each case, for any Pre-Closing Period, Buyer shall provide Sellers’ Representative prior written notice and an opportunity to comment on any such filing. Buyer shall not file any such Tax Return (including any such amended Tax Return) unless, in the good faith judgment of Buyer’s counsel, such filing is necessary to comply with law or for consistency with past or existing procedures, practices and accounting methods.

11.2 Cooperation. Sellers, the Corporation, each of Corporation’s Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

11.3 Refunds.

(a) Any refunds of Taxes of the Corporation, or any of its Subsidiaries (i) for any Pre-Closing Period or (ii) for which Sellers have indemnified the Buyer pursuant to Section 10.4, in each case, shall be for the account of Sellers. Notwithstanding the foregoing, any such refunds of Taxes shall be for the account of Buyer to the extent such refunds of Taxes are attributable (determined on a marginal basis) to the carryback of any item relating to a taxable period that begins after the Closing Date (a “Post-Closing Period”) of items of loss, deduction or credit, or other Tax items, of the Corporation or any of its Subsidiaries (or any of their respective Affiliates, including Buyer).

(b) Any refunds of Taxes of the Corporation or any of its Subsidiaries for any Post-Closing Period shall be for the account of Buyer. The amount of any refunds of Taxes of the Corporation or any of its Subsidiaries for any Straddle Period shall be equitably apportioned between Sellers and Buyer. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the refund, the amount of such refund (net of any costs incurred to obtain such refund and net of any income Taxes of Buyer, the Corporation, or any of their Subsidiaries attributable to the receipt of such refund or credit) within ten (10) days after such refund is received.

11.4 Purchase Price Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable law.

11.5 Tax Sharing Agreements. Sellers shall cause all tax allocation agreements or tax sharing agreements (excluding any agreement the primary purpose of which is not the sharing, allocation of, or indemnity for, any Tax and in which such provisions regarding Tax are typical of such agreements) with respect to each of the Corporation and its Subsidiaries to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any of the Corporation and its Subsidiaries on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Corporation and its Subsidiaries under any such agreements.

11.6 Transfer Taxes. All transfer, documentary, excise, sales, use, stamp, filing, recordation, registration and other such Taxes and fees (including any penalties and interest with respect thereto) incurred or payable, if any, resulting directly from the transactions contemplated under the Transaction Documents (the “Transfer Taxes”), shall be paid one half (1/2) by the Sellers and one half (1/2) by the Buyer, when due and the party primarily or customarily responsible under applicable local Law for filing such Tax Returns shall file all necessary Tax Returns and other documentation when due with respect to all such Transfer Taxes and such party shall use its reasonable efforts to provide such Tax Returns to the other party at least ten (10) calendar days prior to the due date for such Tax Returns. If required by applicable Law, the other party or parties shall join in the execution of any such Tax Returns and other documentation (the expense of which shall be paid by the Sellers).

ARTICLE 12

TERMINATION

12.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time prior to the Closing by:

(a) the mutual consent of Buyer and the Sellers’ Representative;

(b) either Buyer or the Sellers’ Representative, by written notice of termination delivered to the other, if the Closing Date has not occurred on or prior to December 31, 2012 (the “Termination Date”); provided, that the failure of the Closing to have occurred on or prior to the Termination Date must not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 12.1(b); provided further, Buyer may extend the Termination Date to February 15, 2013 upon written notice to the Sellers’ Representative and the payment to the Sellers of $3,000,000 in the aggregate in cash, such payment to be disbursed pro rata in accordance with the Sellers’ respective percentage interests as set forth in Section 3.3(b) of the Disclosure Schedules.

(c) either Buyer or the Sellers’ Representative if any court or Governmental Entity of competent jurisdiction issues a final, non-appealable injunction prohibiting any of the Contemplated Transactions; provided, that the issuance of such final, non-appealable injunction must not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 12.1(c);

(d) by Buyer, if there has been a breach of any representation, warranty, covenant or agreement on the part of any Seller or the Corporation contained in this Agreement such that the conditions set forth in Section 8.2(a) would not be satisfied and (i) such breach is not cured within thirty (30) calendar days of written notice of such breach or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured within thirty (30) calendar days of written notice of such breach, such breach has not been cured prior to the earlier of the Termination Date and the end of such 30 day period; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 12.1(d) if Buyer is then in material breach of any representations, warranties, covenants or agreements contained in this Agreement; and

(e) by the Sellers’ Representative, if there has been a breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement such that the conditions set forth in Section 8.3(a) would not be satisfied and (i) such breach is not cured within thirty (30) calendar days of written notice of such breach or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured within thirty (30) calendar days of written notice of such breach, such breach has not been cured prior to the earlier of the Termination Date and the end of such 30 day period; provided, that the Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 12.1(e) if any Seller or the Corporation is then in material breach of any representations, warranties, covenants or agreements contained in this Agreement.

12.2 Effect of Termination. If this Agreement is terminated as provided in Section 12.1, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder and shall not have any Liability to any other party hereto pursuant to the Agreement, except that the obligations of the parties set forth in this Section 12.2, Sections 13.1 and 13.3 through 13.12, and the Confidentiality Agreement shall survive such termination and the parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including specific performance); provided, that nothing herein shall relieve any party from liability for any breach hereof prior to termination, and each party shall be entitled to any remedies at law or in equity for such breach.

ARTICLE 13

MISCELLANEOUS

13.1 Notices. All notices, requests and other communications to any party hereunder must be in writing (including telecopy or similar writing) and given as follows:

if to the Corporation (prior to Closing), to:	Reverse Mortgage Solutions, Inc. 2727 Spring Creek Drive Spring, TX 77373 Attention: H. Marc Helm, CEO Facsimile: (866) 415-8042

with copies (which shall not constitute notice) to:	Allen Matkins Leck Gamble Mallory & Natsis LLP 1900 Main Street, 5th Floor Irvine, CA 92614 Attention: Philip C. Schroeder, Esq. Facsimile: 949-553-8354

if to the Principal Seller, to:	JAM Special Opportunities Fund L.P. 2121 Rosecrans Avenue, Suite 2390 El Segundo, CA 90245 Attention: Michael Sekits Facsimile: 310-227-8601

with copies (which shall not constitute notice) to:	Dechert LLP 1095 Avenue of the Americas New York, NY 10036 Attention: Kristopher Brown, Esq. Facsimile: 212-698-3599

If to the Sellers’ Representative, to:	JAM Special Opportunities Fund L.P. 2121 Rosecrans Avenue, Suite 2390 El Segundo, CA 90245 Attention: Michael Sekits Facsimile: 310-227-8601

with copies (which shall not constitute notice) to:	Dechert LLP 1095 Avenue of the Americas New York, NY 10036 Attention: Kristopher Brown, Esq. Facsimile: 212-698-3599

if to Buyer, to:	Walter Investment Management Corp. 3000 Bayport Drive Tampa, Florida 33607 Attention: Chief Executive Officer Facsimile: (813) 281-5653

with copies (which shall not constitute notice) to:

Walter Investment Management Corp.

3000 Bayport Drive

Tampa, Florida 33607

Attention: General Counsel

Facsimile: (813) 281-5653

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Peter Gordon, Esq.

Facsimile: (212) 455-2502

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 13.1 and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 13.1.

13.2 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Sellers’ Representative (on behalf of the Sellers) and Buyer or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No waiver will be binding unless executed in writing by the party to be bound by the waiver except, subject to the provisions of Section 13.4, that a wavier by the Sellers’ Representative constitutes a waiver by all Sellers.

13.3 Expenses. Unless and to the extent otherwise expressly provided by this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.4 Sellers’ Representative.

(a) Each of the Other Stockholder Sellers hereby irrevocably appoints the Principal Seller (“Sellers’ Representative”) as such Other Stockholder Sellers’ representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller with respect to this Agreement, the Escrow Agreement, the Escrow Note and the Lock-Up Agreement, and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement, the Escrow Agreement, the Escrow Note and the Lock-Up Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Sellers’ Representative shall deem, in consultation with Marc Helm, necessary or appropriate in conjunction with any of the Contemplated Transactions, this Agreement, the Escrow Agreement, the Escrow Note and the Lock-Up Agreement, including the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement, the Escrow Agreement, the Escrow Note and the Lock-Up Agreement;

(ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, consents, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, the Escrow Agreement, the Escrow Note and the Lock-Up Agreement (it being understood that such Seller shall execute and deliver any such documents which Sellers’ Representative agrees to execute);

(iii) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, the Escrow Agreement, the Escrow Note and the Lock-Up Agreement, including service of process in connection with arbitration;

(iv) to take all actions which under this Agreement, the Escrow Agreement, the Escrow Note and the Lock-Up Agreement may be taken by such Seller and to do or refrain from doing any further act or deed on behalf of the such Seller which Sellers’ Representative deems necessary or appropriate in their sole discretion relating to the subject matter of this Agreement, the Escrow Agreement, the Escrow Note and Lock-Up Agreement as fully and completely as such Seller could do if personally present; and

(v) to receive all amounts paid to the Sellers’ Representative under the Escrow Note and distribute each Seller’s share of such amounts received to each Seller as set forth on Schedule 2.2(b) attached hereto; and

(vi) to be and act as the secured party under each Note and the Escrow Note.

(b) Sellers’ Representative shall not incur any liability to the Sellers with respect to any action taken or suffered by it or omitted hereunder as Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment. Sellers’ Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered in good faith by Sellers’ Representative based on such advice, and Sellers’ Representative shall not be liable to anyone.

(c) A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction from all of the Sellers, and shall be final, binding and conclusive upon each of the Sellers. The Corporation and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of every Seller.

(d) Notwithstanding the above, the Sellers’ Representative may not amend this Agreement, the Escrow Agreement, the Escrow Note or the Lock-Up Agreement to (i) create any personal liability of any Sellers hereunder or thereunder, (ii) to increase the maximum aggregate indemnification obligation of the Sellers beyond the Indemnity Cap or (iii) take any action pursuant hereto that could disproportionately affect any Seller or group of the Sellers relative to the other Sellers without the prior written consent of such affected Seller or group of the Sellers.

(e) If the Principal Seller becomes unable or no longer desires to serve as Sellers’ Representative such other Person or Persons as may be designated by a majority-in-interest of the Sellers, shall succeed as Sellers’ Representative.

13.5 Successors and Assigns; Benefit. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign (other than by operation of law following the Closing), delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided, that Buyer may make such an assignment to one or more direct or indirect Affiliates, but any such assignment shall not relieve Buyer of Buyer’s obligations hereunder. Except as expressly provided otherwise in Section 7.8(c), nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

13.6 Governing Law. All matters arising out of or relating to this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to the contracts made and to be preformed therein.

13.7 Resolution of Disputes. Any unresolved controversy or claim arising out of or relating to this Agreement shall, except as otherwise expressly provided herein, be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by three arbitrators appointed as follows: one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement shall be selected by each of the Buyer and the Sellers' Representative within a further fifteen (15) days and those two arbitrators shall mutually agree upon a third arbitrator, who shall act as chairperson, within fifteen (15) days thereafter. The arbitration shall take place in New York, NY, in accordance with the AAA Commercial Arbitration Rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrator(s) upon a showing of good cause. Depositions shall be conducted in accordance with New York law, the arbitrator(s) shall render a reasoned award, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

13.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any present or future rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions contemplated hereby are fulfilled to the extent possible.

13.9 Table of Contents; Headings. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

13.11 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof; provided, that the Confidentiality Agreement shall remain in effect in accordance with its terms until the earlier of the Closing Date or the date on which the Confidentiality Agreement is terminated in accordance with its terms.

13.12 Specific Performance. Each of the Sellers, the Buyer and the Corporation agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the other parties shall, except as set forth in Section 10.9 with respect to the rights and remedies of the parties contained in Article 10, be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CORPORATION:

REVERSE MORTGAGE SOLUTIONS, INC.

By:	/s/ H. Marc Helm
Name:	H. Marc Helm
Title:	President and CEO

SELLERS:

JAM SPECIAL OPPORTUNITIES FUND, L.P.
JAM Equity Partners, LLC, its General Partner

By:	/s/ Sy Jacobs
Name:	Sy Jacobs
Title:	Managing Partner

RM SERVICING HOLDINGS, LLC
JAM Equity Partners, LLC, as Manager

By:	/s/ Michael J. Sekits
Name:	Michael J. Sekits
Title:	Director of Private Equity

/s/ Seymour Jacobs
Seymour Jacobs

/s/ Tommy Moore, Jr.
Tommy Moore, Jr.

/s/ Robert D. Yeary
Robert D. Yeary

/s/ H. Marc Helm
H. Marc Helm

/s/ Kevin J.Gherardi
Kevin J. Gherardi

BUYER: WALTER INVESTMENT MANAGEMENT CORP.

By:	/s/ Mark O’Brien
Name:	Mark O’Brien
Title:	Chairman and CEO

Annex A

Projected Year-to-Date Operating Income Calculations

Exhibit A

Form of Escrow Note

Exhibit B

Form of Lock-Up Agreement

Exhibit C

Form of Note

Exhibit D

Form of Escrow Agreement

Exhibit E

Form of FIRPTA Certificate

Exhibit F

Form of Employment and Consulting Agreements

Schedule 2.2(b)(i)(A)

Schedule 2.2(b)(i)(B)

Schedule 2.2(b)(i)(C)

Schedule 6.10

Schedule 7.5(a)

Restricted Business

Year-to-Date Operating Income Schedules

Disclosure Schedules